UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑     Definitive Proxy Statement
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☐     Soliciting Material Pursuant to §240.14a-12

AMERICAN REPROGRAPHICS COMPANY
 (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN REPROGRAPHICS COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2011

To Our Stockholders:

We cordially invite you to attend the 2011 Annual Meeting of Stockholders of American Reprographics Company. The annual meeting will take place at the Diablo Country Club, 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 28, 2011, at 9:00 a.m. PDT. We look forward to your attendance either in person or by proxy.

The purpose of the annual meeting is to:

1. Elect the seven directors named in the proxy statement for the 2011 annual meeting of stockholders, each for a term of one year or until their successors are elected and qualified;

2. Ratify the appointment of Deloitte & Touche LLP as American Reprographics Company’s independent auditors for fiscal year 2011;

3. To hold an advisory, non-binding vote on executive compensation;

4. To hold an advisory, non-binding vote on the frequency of stockholder votes on executive compensation;

5. To re-approve the American Reprographics Company 2005 Stock Plan for the purposes of Section 162(m) of the Internal Revenue Code; and

6. To transact any other business that may properly come before the annual meeting and any postponements or adjournments of the annual meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of annual meeting of stockholders. Only stockholders of record at the close of business on March 10, 2011 will receive notice of, and be eligible to vote at, the annual meeting or any postponements or adjournments of the annual meeting. A list of such stockholders will be available at the annual meeting and during ordinary business hours ten days prior to the annual meeting at the principal executive offices of American Reprographics Company at 1981 North Broadway, Suite 385, Walnut Creek, California 94596. If you would like to review the stockholder list, please contact our principal executive offices at 925-949-5100 to schedule an appointment.

A copy of American Reprographics Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is included with this mailing.

By order of the Board of Directors,

Jonathan R. Mather
Chief Financial Officer and Secretary

March 22, 2011

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on April 28, 2011

This proxy statement and our 2010 Annual Report on Form 10-K are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT

Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please complete, sign, date and promptly return the enclosed proxy card in the enclosed return envelope. This will ensure that your vote is counted even if you cannot attend the annual meeting in person. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.

AMERICAN REPROGRAPHICS COMPANY

2011 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

AMERICAN REPROGRAPHICS COMPANY
1981 North Broadway, Suite 385
Walnut Creek, California 94596
(925) 949-5100

March 22, 2011

PROXY STATEMENT

The Board of Directors of American Reprographics Company is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf for the 2011 Annual Meeting of Stockholders. The meeting will take place at the Diablo Country Club, 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 28, 2011, at 9:00 a.m. PDT. In this proxy statement, we refer to American Reprographics Company as the “Company”, “we”, “us”, “our” or “ARC.”

By submitting your proxy (by signing and returning the enclosed proxy card), you authorize Jonathan R. Mather, Chief Financial Officer and Secretary of ARC, and Kumarakulasingam Suriyakumar, the Chairman of the Board, President, Chief Executive Officer and a director of ARC, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 22, 2011.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE AND SUBMIT YOUR PROXY CARD INCLUDED IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING AND VOTING INFORMATION

The board seeks your proxy for use in voting at the annual meeting or any postponements or adjournments of the meeting. The annual meeting will be held at the Diablo Country Club, 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 28, 2011, at 9:00 a.m. PDT. We intend to begin mailing this proxy statement, the attached notice of annual meeting, the accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 on or about March 22, 2011 to all holders of our common stock entitled to vote at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Purpose of the Annual Meeting

At the annual meeting, stockholders of ARC will vote on the following items:

1. The election of the seven directors named in this proxy statement, each for a term of one year or until their successors are elected and qualified;

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2011;

3. An advisory, non-binding vote on executive compensation;

4. An advisory, non-binding vote on the frequency of stockholder votes on executive compensation; and

5. Re-approval of the American Reprographics Company 2005 Stock Plan for the purposes of Section 162(m) of the Internal Revenue Code.

Stockholders also will transact any other business that may properly come before the meeting. Members of ARC’s management team and representatives of Deloitte & Touche LLP, the Company’s independent auditors for fiscal year 2011, will be present at the meeting to respond to appropriate questions from stockholders. Representatives of Deloitte & Touche LLP will also make a statement if they so desire.

Admission to the Annual Meeting

All record or beneficial owners of ARC’s common stock may attend the annual meeting in person. When you arrive at the annual meeting, please present photo identification, such as a valid driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement showing ownership of ARC common stock on the record date of March 10, 2011. ARC also has invited certain ARC employees and certain agents of the Company to attend the annual meeting.

Record Date

The record date for the annual meeting is March 10, 2011. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is ARC’s common stock. Each outstanding share of common stock is entitled to one vote for all matters presented for a vote at the meeting. At the close of business on the record date, there were 45,742,809 shares of ARC common stock outstanding.

Quorum

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of ARC common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as “broker non-votes” will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Required Vote

Proposal 1.  The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven nominees for director named in Proposal 1. This means that the seven nominees for director receiving the highest number of votes cast will be elected. If you vote to abstain or withhold your vote with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

Proposals 2, 3, 4 and 5.  Approval of Proposals 2, 3, 4 and 5 requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

Routine and Non-Routine Matters

Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2011) is a routine matter under the New York Stock Exchange Rules. A broker or other nominee may vote in their discretion on behalf of clients that have not provided voting instructions.

Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation), Proposal 4 (advisory vote on frequency of future advisory stockholder votes on executive compensation) and Proposal 5 (re-approval of the American Reprographics Company 2005 Stock Plan, as amended (the “Plan”) for the purposes of Section 162(m) of the Internal Revenue Code) are non-routine matters under the New York Stock Exchange rules. This means that if your shares are held by your broker or other nominee in “street name,” and you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or nominee will not be permitted to vote your shares on Proposals 1, 3, 4 and 5. This will result in “broker non-votes.”

Voting Shares Held in “Street Name”

If your shares are held by a broker or other nominee, you are considered the beneficial owner of shares held in “street name.” If your shares are held in “street name,” these proxy materials are being forwarded to you by your broker or nominee (the record holder), along with a voting instruction card. As the beneficial owner of shares held in “street name,” you have the right to instruct your broker or nominee how to vote your shares and your broker or nominee is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker or nominee, your broker or nominee will nevertheless be entitled to vote your shares with respect to “routine” items, but will not be permitted to vote your shares with respect to “non-routine” items. See the item above entitled “Routine and Non-Routine Matters” for additional details on routine and non-routine matters.

As the beneficial owner of shares, you are invited to attend the meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

Treatment of Abstentions, Withhold Votes and “Broker Non-Votes”

Abstentions and Withhold Votes.  You may vote to abstain or withhold your vote on any of the matters to be voted on at the annual meeting. Abstentions and withhold votes will be treated as shares present for determining whether a quorum is present at the annual meeting. Abstentions and withhold votes will have no effect on the vote to elect our directors (Proposal 1), who are elected by a plurality of votes, but will be counted as votes against the ratification of the appointment of our independent auditors, the proposals regarding advisory, non-binding votes on executive compensation and frequency of future non-binding stockholder votes on executive compensation and re-approval of the Plan for the purposes of Section 162(m) of the Internal Revenue Code (Proposals 2, 3, 4 and 5).

“Broker Non-Votes.”  Broker non-votes occur when a broker or other nominee is unable to vote on a “non-routine” item because of lack of instructions from the beneficial holder (or the holder in “street name”). Shares that are subject to “broker non-votes” will be treated as shares present for quorum purposes, but will not be counted for or against any particular proposal. If you do not provide your broker or nominee with instructions on how to vote your shares held in “street name,” your broker or nominee will not be permitted to vote your shares on “non-routine” items. Under the rules of the New York Stock Exchange, Proposals 1, 3, 4 and 5 are “non-routine” items and Proposal 2 is a “routine” item. Your broker or nominee is not entitled to vote your shares on Proposals 1, 3, 4 and 5 without specific instructions from you on how to vote. Your broker or nominee is entitled, however, to vote your shares on Proposal 2 without your instructions. If you are the beneficial owner of ARC shares, we strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Voting Instructions

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. By doing so, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If you are a record holder, and attend the meeting in person, you may deliver your completed proxy card in person at the meeting. Additionally, we will pass out written ballots to record holders who wish to vote in person at the meeting. If you attend the annual meeting, please bring the enclosed proxy card or proof of identification. If you are the beneficial holder of shares held in “street name,” and you wish to vote at the meeting, you will need to obtain a proxy, executed in your favor, from your broker or other nominee and bring it with you to the meeting.

If your shares are held in “street name,” you may be able to vote your shares electronically by telephone or on the internet. A large number of banks and brokerage firms participate in a program provided through Broadridge Financial Solutions, Inc. that offers telephone and internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may vote those shares electronically by telephone or on the internet by following the instructions set forth on the voting form provided to you by your record holder.

Revoking your Proxy

If you are the record holder of your shares, you may revoke your proxy at any time before your shares are voted and change your vote:

•	by signing another proxy with a later date and delivering it prior to the annual meeting in accordance with the instructions set forth in this proxy statement;

•	by giving written notice of your revocation to the corporate secretary of ARC prior to or at the meeting or by voting in person at the meeting; or

•	by attending the annual meeting and voting in person.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to our secretary before your proxy is voted or you vote in person at the meeting. Any written notice of revocation, or later dated proxy, should be delivered to:

American Reprographics Company
535 North Brand Boulevard, Suite 900
Glendale, California 91203
Attention: Jonathan R. Mather, Secretary

If your shares are held by a broker or other nominee, you must contact them in order to find out how to change your vote.

Tabulating Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes. In addition, Broadridge Financial Solutions, Inc. will provide an inspector of elections at the annual meeting.

Solicitation of Proxies

ARC is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. We have asked banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

Other Business

We know of no other business that will be presented at the meeting. If any other matter properly comes before the Company’s stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Director

The board currently consists of seven directors, each of whom has been nominated to serve for a term of one year or until their successors are duly elected and qualified. Our board is not classified and thus all of our directors are elected annually.

Each of the nominees has consented to being named in this proxy statement and has agreed to serve as a member of the board if elected. The Company has no reason to believe that any nominee will be unable to serve. If a nominee is unable to stand for election, the board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority to vote.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven director nominees listed below. This means that the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors.

The following table sets forth, with respect to each nominee, his name, the year in which he first became a director of ARC, and his age as of March 1, 2011.

	Year
Name	Elected		Age

Kumarakulasingam Suriyakumar	1998	(1)	57
Thomas J. Formolo	2000	(2)	46
Dewitt Kerry McCluggage	2006		56
James F. McNulty	2009		68
Mark W. Mealy	2005		53
Manuel Perez de la Mesa	2002	(3)	53
Eriberto R. Scocimara	2006		75

(1)	Served as an advisor of American Reprographics Holdings, L.L.C., a California limited liability company (“Holdings”) since 1998 and as a director of ARC since October 2004. We were previously organized as Holdings and immediately prior to our initial public offering on February 9, 2005, we reorganized as American Reprographics Company, a Delaware corporation.

(2)	Served as an advisor of Holdings since 2000 and as a director of ARC since October 2004.

(3)	Served as an advisor of Holdings since 2002 and as a director of ARC since October 2004.

The following is a brief description of the principal occupation and business experience of each of our directors and their other affiliations.

Kumarakulasingam (“Suri”) Suriyakumar has served as our President and Chief Executive Officer since June 1, 2007, and he served as our President and Chief Operating Officer from 1991 until his appointment as Chief Executive Officer. On July 24, 2008, Mr. Suriyakumar was appointed Chairman of our board of directors. Mr. Suriyakumar served as an advisor of Holdings from March 1998 until his appointment as a director of American Reprographics Company in October 2004. Mr. Suriyakumar joined Micro Device, Inc. (our predecessor company) in 1989. He became the Vice President of Micro Device, Inc. in 1990. Prior to joining the Company, Mr. Suriyakumar was employed with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka. Mr. Suriyakumar is an active member of the International Reprographics Association (IRgA).

Thomas J. Formolo served as an advisor of Holdings from April 2000 until his appointment as a director of American Reprographics Company in October 2004. Since 1997, Mr. Formolo has been a partner of CHS Capital LLC (formerly known as Code Hennessy & Simmons LLC), or CHS, a private equity firm based in Chicago, Illinois, that specializes in leveraged buyout and recapitalizations of middle market companies in partnership with company management through its private equity funds. He has been employed by CHS’s affiliates since 1990 and has been a member of the management committee since 2001. Mr. Formolo is currently a director of the following companies: AMF Bowling Worldwide, Inc., QubicaAMF Worldwide, S.a.r.L., Heartland Dental Care, Inc., Web Service Company, LLC and American Laser Skin Care.

Dewitt Kerry McCluggage was appointed a director of American Reprographics Company in February 2006 and lead independent director in 2007. Mr. McCluggage currently serves as the President of Craftsman Films, Inc., which produces motion pictures and television programs, a company he started in January 2002. An active investor in media-related companies, Mr. McCluggage currently serves as a director of ContentFilm (AIM: CFL), a UK-based, publicly-traded distributor of film and television products, and is actively involved with Trifecta Entertainment, LLC, offering independent syndication sales and barter advertising in the U.S. From 1991 to 2003, Mr. McCluggage served as Chairman of the Paramount Television Group where he was responsible for overseeing television operations. Prior to that, Mr. McCluggage served as President of Universal Television from 1987 to 1991.

James F. McNulty was elected as a director of American Reprographics Company in March 2009 to fill a vacancy created by the resignation of Sathiyamurthy Chandramohan from the board effective July 24, 2008. Mr. McNulty served as Chief Executive Officer of Parsons Company (“Parsons”), an international engineering, construction and management services firm based in Pasadena, California, from April 1996 until January 2008 and as Chairman of the board of directors of Parsons from January 1998 until November 2008. Mr. McNulty currently serves as a director of American States Water Company (NYSE: AWR).

Mark W. Mealy was appointed as a director of American Reprographics Company in March 2005. Mr. Mealy has served as Managing Partner of Colville Capital LLC, a private equity firm, since October 2005. Mr. Mealy also served as the Managing Director and Group Head of Mergers and Acquisitions of Wachovia Securities, Inc., an investment banking firm, from March 2000 until October 2004. Mr. Mealy served as the Managing Director, Mergers and Acquisitions, of First Union Securities, Inc., an investment banking firm, from April 1998 to March 2000, and as the Managing Director of Bowles Hollowell Conner & Co., an investment banking firm, from April 1989 to April 1998. Mr. Mealy is a current director of the following companies: Insource Performance Solutions, LLC and McCoy Sales Company.

Manuel Perez de la Mesa served as an advisor of Holdings from July 2002 until his appointment as a director of American Reprographics Company in October 2004. Mr. Perez de la Mesa has been Chief Executive Officer of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, since May 2001 and has also been the President of Pool Company since February 1999. Mr. Perez de la Mesa served as Chief Operating Officer of Pool Company from February 1999 to May 2001. Mr. Perez de la Mesa serves as a director of Pool Company.

Eriberto R. Scocimara was elected as a director of American Reprographics Company in May 2006. Mr. Scocimara has served as the President and Chief Executive Officer of the Hungarian-American Enterprise Fund, a privately managed investment company created by the President and Congress of the United States and funded by the U.S. Government, since 1994. Mr. Scocimara also has served as the President and Chief Executive Officer of Scocimara & Company, Inc, a financial consulting firm, since 1984. Mr. Scocimara has over 40 years of experience in corporate management, acquisitions and operational restructuring. Mr. Scocimara currently serves as a director of Euronet Worldwide, Inc. (NASDAQ: EEFT), Rockwood Holdings L.P. and Kane Manufacturing Co., Inc. and previously served as a director of Carlisle Companies Incorporated (NYSE: CSL), Roper Industries, Inc. (NYSE: ROP) and Quaker Fabric Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES LISTED ABOVE

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Auditors

Deloitte & Touche LLP (“Deloitte”) was appointed as our independent auditors for the fiscal year ended December 31, 2010 and has audited our financial statements for the 2010 fiscal year. The Audit Committee has appointed Deloitte to be our independent auditors for the fiscal year ending December 31, 2011. ARC stockholders are asked to ratify this appointment at the 2011 annual meeting. Representatives of Deloitte will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Auditor Fees

A summary of the services provided by Deloitte, our independent auditors for the fiscal years ended December 31, 2010 and 2009, and fees billed for such services (in thousands), is as follows:

	2010	2009

Audit fees(a)	$900	$800
Audit related fees(b)	143	88
Tax fees	12	—
All other fees	350	—

	$1,405	$888

(a)	Consists of aggregate fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2010 and 2009, reviews of condensed consolidated financial statements in the Company’s quarterly reports on Form 10-Q for the fiscal years ended December 31, 2010 and 2009.

(b)	Consists of aggregate fees billed or expected to be billed for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2010 and 2009 and are not included in the audit fees listed above. This category includes fees related to accounting consultations, consultations concerning financial accounting and reporting standards, and audit services not required by statute or regulation.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a pre-approval policy governing the engagement of the Company’s independent registered public accounting firm for all audit and non-audit services. The Audit Committee’s pre-approval policy provides that the Audit Committee must pre-approve all audit services and non-audit services to be performed for the Company by its independent registered public accounting firm prior to their engagement for such services. The Audit Committee pre-approval policy establishes pre-approved categories of certain non-audit services that may be performed by the Company’s independent registered public accounting firm during the fiscal year, subject to dollar limitations that may be set by the Audit Committee. Pre-approved services include certain audit related services, tax services and various non-audit related services. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next meeting. One hundred percent of the services provided by Deloitte during 2010 and 2009 were approved by the Audit Committee in accordance with the pre-approval procedures described above.

Under Company policy and/or applicable rules and regulations, the independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, and (9) legal services.

The Audit Committee has sole authority to appoint ARC’s independent auditors for fiscal year 2011 pursuant to the terms of the Audit Committee Charter. Accordingly, stockholder approval is not required to appoint Deloitte as ARC’s independent auditors for fiscal year 2011. The board believes, however, that submitting the appointment of Deloitte to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will review its future selection of independent auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF DELOITTE & TOUCHE LLP AS ARC’S
INDEPENDENT AUDITORS FOR FISCAL YEAR 2011

PROPOSAL 3 — ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted in 2010, requires U.S. public companies to propose an advisory, non-binding stockholder vote on executive compensation.

The Company has designed its executive compensation program to attract, motivate, reward and retain our senior executives in order to achieve our corporate objectives and increase long-term stockholder value. We believe that our executive compensation program is focused on a pay-for-performance philosophy and is thus aligned with long-term stockholder interests. The Compensation Discussion and Analysis section, beginning on page 24 of this proxy statement, describes the Company’s executive compensation program in greater detail. In particular, stockholders should note the following goals of the Company’s executive compensation program:

•	To establish pay levels that attract, retain and motivate highly qualified executive officers, taking into account overall market competition for such talent;

•	To foster an “ownership mentality” and align the interests of our executive officers with those of our stockholders through long-term equity incentives;

•	To recognize and reward superior individual performance;

•	To balance base and incentive compensation to complement our short-term and long-term business objectives and encourage the fulfillment of those objectives through individual performance; and

•	To provide compensation opportunities based on the Company’s performance.

For the reasons stated above, we are requesting approval, in a non-binding vote, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation rules of the United States Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion contained in the Company’s 2011 Proxy Statement, is approved.”

The stockholder vote on Proposal 3 is advisory in nature and, thus, is not binding on the Company. The Compensation Committee, however, values the views expressed by the Company’s stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Company’s executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND RELATED DISCLOSURES
IN THE 2011 PROXY STATEMENT

PROPOSAL 4
ADVISORY, NON-BINDING VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES ON
EXECUTIVE COMPENSATION

As described in Proposal 3 above, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on executive compensation in accordance with the requirements of the Dodd-Frank Act. Proposal 4 provides stockholders with the opportunity to cast a non-binding, advisory vote on how often the Company should include advisory stockholder votes on executive compensation in its proxy materials for future annual stockholder meetings. Under Proposal 4, stockholders may vote to have an advisory vote on executive compensation every year, every two years or every three years.

The Company believes that stockholder advisory votes on executive compensation should be conducted every three years for the following reasons:

•	Providing for an advisory vote on executive compensation every three years would permit stockholders, management and the Compensation Committee to evaluate the effectiveness of our executive compensation program on long-term Company performance.

•	The three-year approach would allow stockholders to engage in more thoughtful analysis and voting by allowing more time between votes.

•	A three-year cycle will provide management and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ views, to implement any necessary and appropriate changes to our executive compensation program and to evaluate the results of such changes before the next stockholder advisory vote.

In considering their votes, stockholders may wish to review the information presented in connection with Proposal 3 and the Compensation Discussion and Analysis section, beginning on page 24 of this proxy statement, which describes the Company’s executive compensation program in greater detail.

The stockholder vote on Proposal 4 is advisory in nature and, thus, is not binding on the Company. The Company, however, values the views expressed by the Company’s stockholders in their vote on this proposal and will consider the outcome of the vote when making its decision on how frequently it will conduct advisory stockholder votes on executive compensation at future annual stockholder meetings.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR A “THREE YEAR” FREQUENCY OF THE ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 5
RE-APPROVAL OF THE AMERICAN REPROGRAPHICS COMPANY 2005 STOCK PLAN
FOR THE PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

Background

Stockholders approved the Plan prior to the completion of our initial public offering in 2005. The Plan requires stockholder re-approval this year to retain deductibility under Section 162(m) of the Internal Revenue Code (the “Code”) for benefits paid under the Plan.

The Board believes restricted stock, stock appreciation rights and other stock-based incentives play an important role in retaining the services of outstanding personnel and in encouraging such individuals to have a greater financial investment in the Company. The Company adopted the Plan effective February 2005 and terminating February 2015, unless the Board terminates it earlier or extends it with stockholder approval. The Board has, in the past, approved non-material amendments to the Plan that include:

•	providing that non-discretionary grants of restricted stock awards with fair market values of fifty thousand dollars ($50,000) will be provided to non-employee directors at each annual meeting, such awards to vest twelve (12) months after such annual meeting; and

•	clarifying the definition of “fair market value.”

We are not seeking to change the termination date in the Plan. A summary of the Plan’s material features are set forth below. The complete text of the Plan, as amended, is set forth in Appendix A to this proxy statement. The summary of the Plan set forth below is qualified in its entirety by reference to Appendix A.

Summary of the Plan

Shares and Plan Benefits.  As of December 31, 2010, out of a total of 6,500,000 shares reserved for issuance under the Plan, 2,811,705 remained available for grant. Currently there are 164 participants in the Plan. Because awards under the Plan are granted at the discretion of the Compensation Committee, it is not possible for us to determine the amount of future awards that may be granted to the executive officers listed in the Summary Compensation Table of this proxy statement or to any other potential plan participants. As of December 31, 2010, the following types of grants were outstanding under the Plan:

		All executive	All directors (not
	All participants	officers	executive officers)	All employees

Incentive stock options	—	—	—	—
Nonstatutory stock options	2,156,922	662,858	75,047	1,973,875
Restricted stock awards	542,399	133,757	103,692	438,707

Type of Awards.  The Plan provides for the discretionary grant of incentive stock options (within the provisions of Section 422 of the Internal Revenue Code) to employees, including officers and employee directors, and for the discretionary grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, and restricted stock unit awards to employees, directors and consultants. No person may be granted options or stock appreciation rights under the Plan covering more than 500,000 shares of common stock in any calendar year.

Reservation of Shares.  The total shares of common stock currently reserved and authorized for issuance under the Plan equals 2,811,705 shares of common stock. The board may elect to increase, with stockholder approval, or reduce the number of additional shares authorized in any given year. In the event of a stock split or other alteration in our capital structure, appropriate adjustments will be made to the authorized shares and outstanding awards to prevent dilution or enlargement of participants’ rights.

Administration.  Our Compensation Committee, which generally administers the Plan, has the authority to determine the terms of the options, restricted stock, and restricted stock units, or stock appreciation rights granted, including the exercise price of the option or purchase price for a restricted stock grant or restricted stock unit; the number of shares subject to each option or restricted stock grant or the number of restricted stock units or stock appreciation rights; the vesting and exercise forms of each award; and the form of consideration payable upon the exercise of each option or stock purchase right.

Nonassignability.  Generally, options, restricted stock or other awards granted under the Plan are not transferable by the participant, and each option is exercisable during the lifetime of the participant and only by such participant.

Stock Options.  The exercise price of nonstatutory stock options and stock purchase rights granted under the Plan is determined by the compensation committee. With respect to nonstatutory stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of all incentive stock options must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the Plan may not exceed 10 years. Options granted under the Plan vest at the rate specified in the option agreement. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options up to 12 months, or 18 months in the event of death, after the date such service ends. If an optionholder’s service with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options up to three months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination. If an optionholder’s service with us, or any affiliate of ours, ceases with cause, the option will terminate at the time such service ceases. In no event may an option be exercised after its expiration date.

Restricted Stock Awards.  Restricted stock awards granted under the Plan may be either in the form of a restricted stock purchase right, giving the participant a right to immediately purchase common stock, or in the form of a restricted stock award, for which the participant will be required to furnish consideration in the form of services to us (in consideration for past services to us). The purchase price shall be equal to the fair market value of the common stock on the date of grant. Restricted stock awards may be subject to vesting conditions based upon such services to be rendered as specified by the committee, and the shares acquired may not be transferred by the participant until vested. If a restricted stock award recipient’s service with us, or any affiliate of ours, terminates, we may reacquire all of the shares of our common stock issued to the recipient pursuant to a restricted stock award which have not vested as of the date of termination. Participants holding restricted stock will be permitted to vote the shares and receive any dividends paid in cash.

Restricted Stock Units.  Restricted stock units granted under the Plan represent a right to receive payment for units in the form of cash or shares of our common stock at a future date determined in accordance with the participant’s award agreement. The consideration for a restricted stock unit award may be payable in any form permitted under applicable laws. Restricted stock unit awards shall be granted subject to vesting conditions as determined by the compensation committee. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the compensation committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. If a restricted stock unit award recipient’s service with us, or any affiliate of ours, terminates, any unvested portion of the restricted stock unit award is forfeited upon the recipient’s termination of service.

Stock Appreciation Rights.  A stock appreciation right provides a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. The appreciation is payable in shares of our common stock. Stock appreciation rights vest and become exercisable at the times and on the terms established by the compensation committee. The maximum term of any stock appreciation right is 10 years. If a stock appreciation right recipient’s service with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service, unless the terms of the stock appreciation right agreement provide for earlier or later termination.

Non-Employee Director Awards.  At our annual meeting of stockholders, each non-employee director automatically receives a restricted stock award with a fair market value, as determined by the closing sales price for the stock as quoted on the NYSE on the date of determination, equal to $50,000, which award will vest twelve months after the date of the meeting, subject to continuous service.

Corporate Transactions and Change in Control.  In the event of certain corporate transactions, the surviving entity may assume all stock-based awards outstanding under the Plan or substitute substantially equivalent awards. If the surviving entity elects not to assume or substitute for all such awards, then with respect to stock-based awards held by persons providing us or any of our affiliates service, the vesting (and, if applicable, the time during which the award may be exercised) will be accelerated in full. Stock awards will terminate if not exercised (if applicable) before the effective time of the corporate transaction. In addition, the relevant award agreement may accelerate the vesting and settlement of any award upon a change in control.

Amendment and Termination.  The Plan provides that it will continue in effect until the tenth anniversary of its approval by the board of directors or our stockholders, whichever is earlier, unless earlier terminated by the board of directors. The board of directors may amend, suspend or terminate the Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options or effect any other change that would require stockholder approval under any applicable law or listing rule. Amendment, suspension or termination of the Plan may not adversely affect any outstanding award without the consent of the participant, unless such amendment, suspension or termination is necessary to comply with applicable laws, regulations or rules.

Federal Income Tax Considerations

The following is a summary of the material federal tax consequences of receiving options under the Plan and is based upon an analysis of the present provisions of the Code and the regulations promulgated thereunder, all of which are subject to change. A participant may also be subject to state and local taxes, the consequences of which are not discussed herein, in the jurisdiction in which he or she works and/or resides. This summary is for general information and is not tax advice.

Nonstatutory Stock Options.  The grant of a nonstatutory stock option under the Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonstatutory stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long- or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Incentive Stock Options.  The grant of an incentive stock option under the Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the

Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of Common Stock. If the participant does not dispose of the shares either within two years after the incentive stock option was granted, or within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (1) the difference between the amount realized on the disposition and the exercise price or (2) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option (i.e., the difference between the fair market value of the shares at exercise and the exercise price) is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Restricted Stock.  The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long- or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code to recognize as ordinary compensation income in the year that such restricted stock or performance shares are granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long- or short-term capital gain to the recipient. The Section 83(b) election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights.  Recipients of stock appreciation rights (each, a “SAR”) generally should not recognize income until the SAR is exercised. Upon exercise, the participant will normally recognize taxable ordinary compensation income equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Participants will recognize gain upon the disposition of any shares received on exercise of an SAR equal to the excess of (1) the amount realized on such disposition over (2) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long- or short-term capital gain depending on whether the shares were held for more than one year.

The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and the participant’s total compensation is deemed reasonable in amount.

Restricted Stock Units.  Generally, there are no immediate tax consequences of receiving an award of restricted stock units under the Plan, provided the restricted stock units are subject to a substantial risk of forfeiture. Upon vesting of the restricted stock units, a participant will recognize ordinary income in an amount equal to the value of the fair market value of Company stock on the date shares are issued. If the Company complies with applicable reporting requirements and, if applicable, with the restrictions of Section 162(m) of the Code, the Company generally will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and the participant’s total compensation is deemed reasonable in amount.

Dividends and Dividend Equivalents.  Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards. The Company is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and the individual’s total compensation is deemed reasonable in amount.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPROVAL OF THE AMERICAN REPROGRAPHICS COMPANY 2005 STOCK PLAN FOR THE PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

CORPORATE GOVERNANCE

We are committed to good corporate governance practices. As such, we have adopted the American Reprographics Company Corporate Governance Guidelines to enhance the effectiveness of our corporate governance practices. A copy of our Corporate Governance Guidelines can be accessed on our website, www.e-arc.com, by clicking on the “Investors” link at the top of the page and then selecting “Corporate Governance” from the Investors webpage. You can request a printed copy of our Corporate Governance Guidelines, at no charge, by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

Our Corporate Governance Guidelines govern, among other things, board member responsibilities, committees, compensation, access, education, management succession, and performance evaluation. The guidelines also set forth a non-exhaustive list of director qualification standards and the factors to be considered in making nominations to the board. While the selection of qualified directors is a complex, subjective process that requires consideration of many factors, our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will take into account the judgment, experience, skills and personal character of any candidate, as well as the overall needs of the board, in considering board candidates. Additional information on this process is set forth below in the section entitled “Director Qualifications.”

We have adopted a Code of Conduct applicable to all employees, officers and directors, including our President and Chief Executive Officer and our Chief Financial Officer, which meets the definition of a “code of ethics” set forth in Item 406 of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”). A copy of our Code of Conduct can be accessed on our website, www.e-arc.com, by clicking on the “Investors” link at the top of the page and then selecting “Corporate Governance” from the Investors webpage. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the United States Securities and Exchange Commission (“SEC”) or the New York Stock Exchange (“NYSE”), on our internet site.

Director Independence

Under our Corporate Governance Guidelines, independent directors must comprise a majority of our board. Our board has adopted the independence requirements under the NYSE rules and evaluates the independence of our directors annually, and at other appropriate times (e.g., in connection with a change in employment status) when a change in circumstances could potentially impact the independence of one or more directors.

Under NYSE rules, a director is independent if the board affirmatively determines that he or she currently has no direct or indirect material relationship with the Company or any of its consolidated subsidiaries. In addition, a director must meet each of the following standards to be considered independent under NYSE rules:

•	The director is not and has not been an employee of the Company, and no member of the director’s immediate family is or has served as an executive officer of the Company or any of its consolidated subsidiaries, during the last three years.

•	Neither the director nor any member of the director’s immediate family has received more than $120,000 in direct compensation from the Company or any of its consolidated subsidiaries (excluding director and committee fees, pensions or deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) during any 12-month period within the last three years.

•	The director: (i) is not, and does not have an immediate family member that is a current partner of a firm that is the Company’s, or any of its consolidated subsidiaries’, internal or external auditor; (ii) is not a current employee of such external audit firm; (iii) does not have an immediate family member who is a current employee of such external audit firm and personally works on the Company’s, or any of its consolidated subsidiaries’, audit; and (iv) was not, and does not have an immediate family member that was, within the last three years (but is no longer) a partner or employee of such external audit firm who personally worked on the Company’s, or any of its consolidated subsidiaries’, audit within that time.

•	Neither the director nor any member of the director’s immediate family is or has been employed within the last three years as an executive officer of any company whose compensation committee, or the compensation committee of any of its consolidated subsidiaries, includes or included an executive officer of the Company.

•	The director is not a current employee of, and does not have an immediate family member who is a current executive officer of, another company that has made payments to, or has received payments from, the Company or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company.

In determining whether a material relationship exists between the Company and each director, the board broadly considers all relevant facts and circumstances, including:

•	The nature of any relationships with the Company.

•	The significance of the relationship to the Company, the other organization and the individual director.

•	Whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits.

•	Any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the board may determine from time to time.

•	If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, whether contributions from the Company, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

Pursuant to our Corporate Governance Guidelines, all members of the Audit Committee must also meet the following requirements:

•	Director’s fees are the only compensation that members of the Audit Committee may receive from the Company or any of its subsidiaries. Audit Committee members may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries (other than director fees paid for service on the Audit Committee, the board, or any other committee of the board).

•	No member of the Audit Committee may be an “affiliated person” (as defined under applicable SEC rules) of the Company, or any of its subsidiaries.

After considering the policies in our Corporate Governance Guidelines and the NYSE independence standards, the board has determined that, in its judgment, all of our current directors are independent, except for Mr. Suriyakumar who is our President and Chief Executive Officer. The board also determined that all members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are independent.

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for identifying qualified individuals that may become members of our board of directors and recommending to the board director nominees for our annual meetings of stockholders and nominees to fill any vacancies that may occur on the board. In the context of the selection process, the Nominating and Corporate Governance Committee takes into consideration those factors it considers appropriate to ensure an effective board of directors that is able to fulfill its oversight function for the Company and its stockholders. While the Nominating and Corporate Governance Committee has not established an exhaustive list of specific minimum qualifications for board members, desired personal qualifications and attributes of directors include mature, practical and sound judgment; independence necessary to make an unbiased evaluation of management’s performance and effectively carry out oversight responsibility; experience as a business leader; the ability to comprehend and analyze complex matters; strong personal and professional ethics and integrity; and a spirit of cooperation and collegiality that will enable our directors to interact effectively.

Each nominee named in this proxy statement possesses the characteristics described above. Our directors possess extensive leadership experience from various industry sectors, as well as experience on other boards of directors, which, collectively, provides an understanding of different business processes, challenges and strategies. The diverse background and experiences of our directors (as described in the biographical information set forth under “Proposal 1 — Election of Directors”) complement one another and provide a solid leadership framework required for the board to exercise its oversight function.

Board Diversity

The Company strives for diversity among its board members, management and employees. In keeping with this strategy, the primary goal of ARC board composition is to achieve a diverse and complementary set of background and experiences that will benefit the strategic direction of the Company. In considering director nominees, the Nominating and Corporate Governance Committee takes into consideration those factors it considers appropriate to address the needs and situation of the Company at the time. While the Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, in practice, the Committee carefully considers the nominees differences in background, education and overall skill set in order to ensure complementary perspectives and areas of expertise. This approach is demonstrated by the fact that our board is currently comprised of directors with diverse professional experiences, including individuals from the construction industry, financial and services sectors and the entertainment industry. The diverse backgrounds and experiences of our current directors are described in the biographical information included under “Proposal 1 — Election of Directors.”

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Our board is currently comprised of six independent directors and one employee director. Mr. Suriyakumar has served as our President and Chief Executive Officer since June 2007 and the chairman of our board of directors since July 2008. We believe that our current board leadership structure is appropriate for the Company because it allows for common, strong leadership, with one individual having primary responsibility for both board-level and operational matters. This structure eliminates the potential for confusion, promotes efficiency and provides clear leadership for the Company, which is appropriate for our company which has widespread domestic and international operations.

Our board has designated one of our independent directors to serve as lead independent director. The lead independent director chairs regularly-scheduled executive sessions of the independent directors without management present; serves as the primary point of contact between members of management and the board, which facilitates communications and promotes efficiency; and performs such other functions as the independent directors may designate from time to time. Mr. McCluggage currently serves as the lead independent director.

Risk Oversight

Senior management is responsible for assessing and managing the Company’s exposure to risk on a day-to-day basis. Our board is responsible for general oversight of management in its assessment and management of day-to-day risks that affect the Company. The board fulfills its general risk oversight function periodically during board meetings and meetings of board committees. To supplement the board’s general risk oversight function, the Audit Committee monitors the Company’s financial statements and regularly reviews the Company’s major financial risk exposures (and the steps management has taken to manage such exposures) and the Company’s internal controls over financial reporting. The Audit Committee also provides general oversight to the Company’s internal audit and compliance functions. The Compensation Committee monitors the design and implementation of the Company’s executive compensation program, as well as compensation matters relating to certain non-executive employees. Although the board has established separate board committees, all board members are generally present at each board committee meeting, which facilitates dissemination of information and fulfillment of the board’s overall risk oversight function.

Director Attendance at Annual Meeting and Board and Committee Meetings

All of the members of the board of directors who were standing for re-election attended our 2010 annual meeting of stockholders. Although we do not have a formal policy regarding the attendance of board members at our annual meetings of stockholders, we encourage the members of the board to attend.

In 2010, each board member attended or participated in 75% or more of the aggregate of (i) the total number of board meetings (held during the period for which such person has been a director) and (ii) the total number of meetings held by all board committees on which such person served (during the periods that such person served), with the exception of Mr. McNulty.

Board Meetings

Our board of directors held five board meetings and took action by unanimous written consent without a meeting on two occasions in 2010.

Board Committees

Currently, the committees of the board include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Committee memberships are as follows:

Nominating and
Corporate Governance
Audit Committee	Compensation Committee	Committee

Eriberto R. Scocimara (Chairman)	Thomas J. Formolo (Chairman)	Mark W. Mealy (Chairman)
Mark W. Mealy	Dewitt Kerry McCluggage	Eriberto R. Scocimara
Manuel Perez de la Mesa	Manuel Perez de la Mesa	Dewitt Kerry McCluggage
	James F. McNulty	James F. McNulty

Audit Committee

The Audit Committee is governed by the Audit Committee Charter, which can be found in the Corporate Governance Section under Investors on our website, www.e-arc.com, and is available, at no cost, to any stockholder who requests it by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

The functions of our Audit Committee are described in the Audit Committee Charter and include, among other things the following: (i) reviewing the adequacy of our system of internal accounting controls; (ii) reviewing the results of the independent registered public accounting firm’s annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; (iii) reviewing our audited financial statements and discussing the statements with management; (iv) reviewing disclosures by our independent registered public accounting firm concerning relationships with the Company and the performance of our independent registered public accounting firm and annually recommending the independent registered public accounting firm; and (v) preparing such reports or statements as may be required by securities laws. The Audit Committee Charter provides that the Audit Committee shall meet as often as it determines advisable but no less frequently than quarterly.

The members of our Audit Committee are Eriberto R. Scocimara, Mark W. Mealy and Manuel Perez de la Mesa. Our board of directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy that are applicable to audit committee members under the rules and regulations of the SEC and NYSE. Our board of directors also has determined that Mr. Scocimara is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE, as a result of his substantial familiarity and experience with the use and analysis of financial statements of public companies. For more than 39 years, Mr. Scocimara has served in various positions in which he analyzed financial statements in connection with corporate management, financial consulting, acquisition and development of manufacturing companies, and operational restructuring. Mr. Scocimara has also served as audit committee chair for Roper Industries, Inc., Carlisle Companies Incorporated, each a publicly-traded company, and Quaker Fabric Company, formerly a publicly-traded company. Our board of directors has also determined that Mark W. Mealy is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE, as a result of his substantial familiarity and experience with the use and analysis of financial statements of public companies. For the last 19 years, Mr. Mealy has served in various positions in which he analyzed financial statements in connection with the refinance, recapitalization and restructure of debt and equity securities and the evaluation of mergers and acquisitions. Our board of directors has determined that Manuel Perez de la Mesa also is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE as a result of his education and experience actively supervising a principal financial officer and controller.

The Audit Committee met four times in 2010.

Compensation Committee

The Compensation Committee is governed by the Compensation Committee Charter, which can be found in the Corporate Governance Section under Investors on our website, www.e-arc.com, and is available, at no cost, to any stockholder who requests it by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications. The functions of the Compensation Committee are described in the Compensation Committee Charter and include, among other things, evaluating and approving director and officer compensation, benefit and perquisite plans, policies and programs and producing a compensation committee report on executive officer compensation.

The board has determined that all of the members of its Compensation Committee meet the definition of independent director as established by the NYSE.

The Compensation Committee met three times in 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter, which can be found in the Corporate Governance Section under Investors on our website, www.e-arc.com, and is available, at no cost, to any stockholder who requests it by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

The functions of the Nominating and Corporate Governance Committee are described in the Nominating and Corporate Governance Committee Charter and include, among other things, identifying individuals qualified to become members of the board, selecting or recommending to the board the nominees to stand for election as directors, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board.

The board has determined that all of the members of its Nominating and Corporate Governance Committee meet the definition of independent director as established by the NYSE.

The Nominating and Corporate Governance Committee met two times in 2010.

All of the nominees listed under “Proposal 1 — Election of Directors” are directors standing for re-election.

Stockholder Recommendations of Director Nominees

Our stockholders may recommend director nominees, and the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. We have not received any recommendations from our stockholders requesting that the board or any of its committees consider a nominee for inclusion in the board’s slate of nominees presented in this proxy statement for our 2011 annual meeting. A stockholder wishing to submit a director nominee recommendation for future annual meetings of stockholders must comply with the applicable provisions of our Second Amended and Restated Bylaws, as described under the heading “Stockholder Proposals for the 2012 Annual Meeting.” Nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by the board and the Nominating and Corporate Governance Committee will consider all relevant qualifications, as well as the needs of the Company, in order to comply with NYSE listing standards and SEC rules.

Stockholder Communications with Directors

Stockholders seeking to communicate with the board should send correspondence to the attention of our corporate secretary at American Reprographics Company, 535 North Brand Boulevard, Suite 900, Glendale, California 91203. The corporate secretary will forward all such communications (excluding routine advertisements and business solicitations and communications which the corporate secretary, in his sole discretion, deems to be a security risk or for harassment purposes) to each member of the board, or if applicable, to the individual director(s) named in the correspondence.

ARC reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes, and ARC also reserves the right to verify ownership status before forwarding stockholder communications to the board and/or individual directors.

The corporate secretary will determine the appropriate timing for forwarding stockholder communications to the directors. The corporate secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other board materials in advance of the next scheduled board meeting.

If a stockholder or other interested person seeks to communicate exclusively with the non-employee directors, such communication should be sent directly to the corporate secretary who will forward any such communication directly to the Chairman of the Nominating and Corporate Governance Committee. The corporate secretary will first consult with and receive the approval of the Chairman of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

DIRECTOR COMPENSATION

Cash Compensation

We pay an annual cash fee of $40,000 to each of our non-employee directors, payable quarterly. In addition, non-employee directors receive $5,000 cash per year for duties as chairman of any committee of our board of directors.

Equity Compensation

In addition to cash fees, effective as of our 2007 annual meeting of stockholders, we implemented a practice of granting each non-employee director a restricted stock award under our Plan for that number of shares of our common stock having an aggregate grant date value equal to $60,000, based on the closing price of our common stock on the NYSE on the date of grant. In light of the general economic downturn in 2009, the value of the equity compensation of our non-employee directors was reduced, effective as of our 2009 annual meeting of stockholders, from $60,000 to $50,000 aggregate grant date value. Grants of restricted stock to our non-employee directors are made automatically each year on the date of our annual meeting of stockholders, without any further action of our board of directors, and compensates each non-employee director for his or her service since the later of (a) the last preceding annual meeting of stockholders, or (b) the date on which he or she was elected or appointed for the first time to be a director. Each restricted stock award granted to our non-employee directors during fiscal year 2007 vested at the rate of 1/12th per month of continuous service by the director. Each restricted stock award granted to our non-employee directors during each fiscal year beginning in 2008 vests 100% on the one-year anniversary of the grant date.

Reimbursements

We reimburse our employee and non-employee directors for reasonable travel expenses relating to attendance at our board meetings and participating in director continuing education.

The following table summarizes compensation earned by our non-employee directors during fiscal year 2010. Mr. Suriyakumar, the Chairman of our board of directors, and our President and Chief Executive Officer, does not receive compensation for serving on our board of directors.

Director Compensation
For Fiscal Year Ended December 31, 2010

	Fees Earned
	or Paid		Stock
	in Cash		Awards(1)(2)	Total(3)
Name	($)		($)	($)

Thomas J. Formolo(4)	45,000	(5)	50,000	95,000
Dewitt Kerry McCluggage(6)	40,000		50,000	90,000
James F. McNulty(7)	40,000		50,000	90,000
Mark W. Mealy(8)	45,000	(9)	50,000	95,000
Manuel Perez de la Mesa(10)	40,000		50,000	90,000
Eriberto R. Scocimara(11)	45,000	(12)	50,000	95,000

(1)	Reflects restricted stock awards granted under our Plan. One hundred percent of the shares subject to restricted stock awards granted in 2010 vest on the one-year anniversary of the date of grant.

(2)	The amounts shown in this column reflect the fair value at the time of grant in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, formerly SFAS 123R (Revised 2004), Share-Based Payment. For a discussion of the assumptions used in these calculations, see Note of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	The amount of total compensation does not include amounts paid as reimbursement for reasonable travel expenses to attend board meetings and to participate in director continuing education.

(4)	As of December 31, 2010, options to purchase 13,851 shares and 18,218 shares of restricted stock, awarded to Mr. Formolo under our Plan, were outstanding.

(5)	Includes cash compensation of $5,000 for serving as Chairman of the Compensation Committee for 2010.

(6)	As of December 31, 2010, options to purchase 3,997 shares and 18,218 shares of restricted stock, awarded to Mr. McCluggage under our Plan, were outstanding.

(7)	As of December 31, 2010, 12,602 shares of restricted stock awarded to Mr. McNulty, under our Plan, were outstanding.

(8)	As of December 31, 2010, options to purchase 13,851 shares and 18,218 shares of restricted stock, awarded to Mr. Mealy under our Plan, were outstanding.

(9)	Includes cash compensation of $5,000 for serving as Chairman of the Nominating and Corporate Governance Committee for 2010.

(10)	As of December 31, 2010, options to purchase 39,351 shares and 18,218 shares of restricted stock, awarded to Mr. Perez de la Mesa under our Plan, were outstanding.

(11)	As of December 31, 2010, options to purchase 3,997 shares and 18,218 shares of restricted stock, awarded to Mr. Scocimara under our Plan, were outstanding.

(12)	Includes cash compensation of $5,000 for serving as Chairman of the Audit Committee in 2010.

EXECUTIVE OFFICERS

Our executive officers are appointed by our board of directors and serve at the discretion of our board of directors. The names, ages and positions of all of our executive officers as of March 1, 2011 are listed below:

Name	Age	Position

Kumarakulasingam Suriyakumar	57	Chairman; President; Chief Executive Officer Director
Jonathan R. Mather	60	Chief Financial Officer; Secretary
Rahul K. Roy	51	Chief Technology Officer
Dilantha Wijesuriya	49	Chief Operating Officer

The following is a brief description of the business experience of each of our executive officers and their other affiliations. Biographical information for Mr. Suriyakumar is provided above under “Proposal 1 — Election of Directors.”

Jonathan R. Mather joined American Reprographics Company as its Chief Financial Officer in December 2006. From 2001 to 2006, Mr. Mather was employed at NETGEAR, a manufacturer of computer networking products, as its Executive Vice President and Chief Financial Officer. Before NETGEAR, from July 1995 to March 2001, Mr. Mather worked at Applause Inc., a consumer products company, where he served as President and Chief Executive Officer from 1998 to 2001, as Chief Financial Officer and Chief Operating Officer from 1997 to 1998 and as Chief Financial Officer from 1995 to 1997. From 1985 to 1995, Mr. Mather was employed with Home Fashions Inc., a consumer products company, where he served as Chief Financial Officer from 1992 to 1995, and as Vice President, Finance, of an operating division, Louverdrape, from 1988 to 1992. Prior to that, he spent more than two years at the semiconductor division of Harris Company, a communications equipment company, where he served as the Finance Manager of the offshore manufacturing division. He also worked in public accounting for four years with Coopers & Lybrand (now part of PricewaterhouseCoopers LLP) and for two years with Ernst & Young. Mr. Mather has an M.B.A. from Cornell University. He is a Certified Management Accountant (C.M.A.) and a Fellow Chartered Accountant (F.C.A.).

Rahul K. Roy joined Holdings as its Chief Technology Officer in September 2000. Prior to joining the Company, Mr. Roy was the founder, President and Chief Executive Officer of MirrorPlus Technologies, Inc., which developed software for the reprographics industry, from August 1993 until it was acquired by the Company in 1999. Mr. Roy also served as the Chief Operating Officer of InPrint, a provider of printing, software, duplication, packaging, assembly and distribution services to technology companies, from 1993 until it was acquired by the Company in 1999.

Dilantha Wijesuriya joined Ford Graphics, a division of the Company, in January of 1991. He subsequently became president of that division in 2001, and became a Company regional operations head in 2004, which position he retained until his appointment as the Company’s Senior Vice President — National Operations in August 2008. Mr. Wijesuriya was appointed Chief Operating Officer of the Company on February 25, 2011. Prior to his employment with the Company, Mr. Wijesuriya was a divisional manager with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka.

AUDIT COMMITTEE REPORT

All of the members of the Audit Committee are independent directors as required by the rules of the NYSE. The Audit Committee operates pursuant to a written charter adopted by the board.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the board. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2010 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under standards established by the Public Company Accounting Oversight Board (United States), including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the Audit Committee has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditors’ tax fees and other non-audit services to the Company is compatible with maintaining the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee has recommended to the board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Eriberto R. Scocimara, Chairman
Mark W. Mealy
Manuel Perez de la Mesa

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table sets forth information, as of March 10, 2011, regarding the beneficial ownership of our common stock by:

•	each person who is known to us to own beneficially more than 5% of our common stock;

•	all directors and executive officers as a group; and

•	each of our directors and each of our executive officers named in the Summary Compensation Table.

The table includes all shares of common stock issuable within 60 days of March 10, 2011 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. The applicable percentage of ownership for each stockholder is based on 45,742,809 shares of common stock outstanding as of March 10, 2011, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person. The information on beneficial ownership in the table and footnotes below is based upon our records, the most recently-filed Schedules 13D or 13G and information supplied to us. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to this table, beneficial ownership is direct and the persons named in the table below have sole voting and sole investment control regarding all shares beneficially owned.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent

Principal Stockholders:
Sathiyamurthy Chandramohan(1)(2)	6,865,167	15.0%
Micro Device, Inc.	5,684,842	12.4%
Stadium Capital Management, LLC(3)	4,627,245	10.1%
550 NW Franklin Avenue, Suite 478 Bend, OR 97701
T. Rowe Price Associates, Inc.(4)	4,415,990	9.7%
100 E Pratt Street Baltimore, MD 21202
Directors and Executive Officers:
Kumarakulasingam Suriyakumar(1)(2)(5)(6)	7,810,766	17.1%
Thomas J. Formolo(7)(8)(9)	90,568	**
Jonathan R. Mather(10)	135,000	**
Dewitt Kerry McCluggage (11)(12)	8,852	**
James F. McNulty(9)	12,602	**
Mark W. Mealy(8)(9)(13)	62,069	**
Manuel Perez de la Mesa(9)(14)	77,569	**
Rahul K. Roy(15)	459,753	**
Eriberto R. Scocimara(9)(12)	22,215	**
Dilantha Wijesuriya(16)	371,438	**
All directors and executive officers as a group (ten persons)	9,050,832	19.8%

*	Except as otherwise noted, the address of each person listed in the table is c/o American Reprographics Company, 1981 North Broadway, Suite 385, Walnut Creek, California 94596.

**	Less than one percent of the outstanding shares of common stock.

(1)	Includes 5,684,842 shares held by Micro Device, Inc. As Messrs. Chandramohan and Suriyakumar have ownership interests of 56% and 44%, respectively, in Micro Device, Inc. and serve on its board of directors, each could be deemed to have beneficial ownership of all these shares. Messrs. Chandramohan and Suriyakumar each disclaim beneficial ownership of these shares except to the extent of each of their pecuniary interests therein.

(2)	Includes 690,437 shares held by Dieterich Post Company. As Messrs. Chandramohan and Suriyakumar have ownership interests of 47.6% and 37.4%, respectively, in Dieterich Post Company and serve on its board of directors, each could be deemed to have beneficial ownership of all these shares. Messrs. Chandramohan and Suriyakumar each disclaim beneficial ownership of these shares except to the extent of each of their pecuniary interests therein.

(3)	This information is based solely on a Schedule 13G filed jointly by Stadium Capital Management, LLC (“SCM”), Bradley R. Kent (“Kent”), and Alexander M. Seaver (“Seaver”) as a group and Stadium Relative Value Partners, L.P. (“SRV”) on January 26, 2011. SRV is an investment limited partnership, the general partner of which is SCM, an investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the sale of, the stock. Seaver and Kent are the managing partners of SCM. SRV filed the Schedule 13G jointly with SCM, Kent and Seaver, but is not a member of a group and expressly disclaims membership in a group.

(4)	This information is based solely on a Schedule 13G amendment filed jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. on February 9, 2011. These securities are owned by various individuals and institutional investors, including T. Rowe Price Associates, Inc. (which owns 3,915,990 shares, representing 8.6% of shares outstanding) and Small-Cap Stock Fund, Inc. (which owns 2,500,000 shares, representing 5.5% of shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Includes 15,504 shares of restricted stock which remain subject to a repurchase option in favor of the Company which lapses on March 27, 2012.

(6)	Includes 873,227 shares held by the Suriyakumar Family Trust, the Suriyakumar Annuity Trust I and the Suriyakumar Annuity Trust II. Mr. Suriyakumar and his spouse, as trustees of the Suriyakumar Family Trust, the Suriyakumar Annuity Trust I and the Suriyakumar Annuity Trust II, share voting and investment power over these shares.

(7)	Includes 12,740 shares held by Danish-Italian Investors, L.P., Series A and 10,030 shares held by the Andersen-Formolo Family Foundation. Mr. Formolo could be deemed to have beneficial ownership of all of these shares but disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)	Includes 13,851 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2011.

(9)	Includes 4,850 shares of restricted stock which remain subject to a repurchase option in favor of the Company which lapses on April 29, 2011.

(10)	Includes 60,000 shares of restricted stock which remain subject to a repurchase option in favor of the Company which lapses after four years of continuous service to the Company from April 17, 2008. Includes 75,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2011.

(11)	Includes 5 shares of stock held by the Dewitt Kerry McCluggage and Victoria L. McCluggage Trust, including 4,850 shares of restricted stock which remains subject to a repurchase option in favor of the Company which lapses on April 29, 2011. Mr. McCluggage and his spouse, as trustees of the Dewitt Kerry McCluggage and Victoria L. McCluggage Trust, share voting and investment power over these shares.

(12)	Includes 3,997 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2011.

(13)	Includes 30,000 shares held by Eastover Group LLC. Mr. Mealy has controlling voting and investment power over these shares.

(14)	Includes 39,351 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2011 and 6,000 shares held by Mr. Perez’s children.

(15)	Includes 28,253 shares which remain subject to a reacquisition option in favor of the Company for failure to satisfactorily maintain and enhance our Sub-Hub software product, which reacquisition option lapses on November 10, 2011. Includes 431,500 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2011.

(16)	Includes 42,988 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2011. Includes 30,000 shares of restricted stock which vest at the rate of 20% on each anniversary date of grant. Includes 298,050 shares held by the Wijesuriya Family Trust. Mr. Wijesuriya and his spouse, as trustees of the Wijesuriya Family Trust, share voting and investment power over these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2010 regarding all compensation plans previously approved by our security holders and all compensation plans not previously approved by our security holders.

				(c)
				Number of Securities
	(a)		(b)	Remaining Available for Future
	Number of Securities to		Weighted-Average	Issuance Under Equity
	be Issued Upon Exercise		Exercise Price of	Compensation Plans
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by stockholders
• 2005 Stock Plan	2,156,922	(1)	$7.81	2,811,705	(2)
• 2005 Employee Stock Purchase Plan	—		$—	331,602
Equity compensation plans not approved by stockholders	—		$—	—

Total	2,156,922		$—	3,143,307

(1)	Represents outstanding options to acquire shares of common stock granted under our Plan.

(2)	The total shares of common stock currently reserved and authorized for issuance under our Plan equals 6,500,000 shares of common stock. Through and including fiscal year 2010, this authorization automatically increased annually on the first day of each fiscal year, through and including fiscal year 2010, by the lesser of (i) 1.0% of the outstanding shares on the date of the increase; (ii) 300,000 shares; or (iii) such smaller number of shares determined by our board of directors. This “evergreen” provision was not extended beyond fiscal year 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

Our Compensation Committee is comprised solely of independent directors and is responsible for administering our stock plan and reviewing and making recommendations to our board of directors regarding compensation and benefits programs for our executive officers. After considering the Compensation Committee’s recommendations, the entire board of directors reviews and approves the salaries, bonuses and benefit programs for our executive officers. Our Compensation Committee has the authority to engage the services of outside consultants to assist it.

Our Compensation Committee also relies upon recommendations from our Chief Executive Officer in providing recommendations regarding compensation of our non-executive officers.

Executive Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate our executive officers in a manner that is tied directly to achievement of our overall operating and financial goals and, in turn, to increase stockholder value over the long term. We believe it is in the best interests of our stockholders and our executive officers that our compensation program reflect and be tied to company-wide and individual performance and be easy to administer. We intend that this simplicity reduce the time and cost involved in setting and implementing our compensation policies and increase the transparency of our compensation program. With this in mind, our compensation program provides our executive officers with the incentive to increase our revenues and earnings per share, to develop and enhance our industry-leading technology and to execute our long-term strategic plan, while at the same time providing a clear framework for measuring and rewarding performance.

Our 2008 executive compensation program consisted of three primary elements: base salary, annual incentive bonuses and equity-based awards. In early 2009, the primary components of our executive compensation program were temporarily altered in response to the general economic downturn. Under those temporary measures, base salary paid to our executive officers was reduced and the annual cash incentive bonus opportunity for 2009 was eliminated. In response to continued economic downturn in our industry in 2010 and 2011, our executive officers agreed to additional temporary base salary reductions The elements of our 2010 executive compensation are described in greater detail in “Elements of Executive Compensation” below and are included in the Summary Compensation Table in this proxy statement. The 2009, 2010 and 2011 temporary changes to our executive compensation program are discussed in “Temporary Executive Compensation Program Changes” below.

Objectives

The objectives of our executive compensation program are (a) to link executive compensation to continuous improvements in overall company and individual performance and an increase in stockholder value and (b) to attract and retain key talent. Our executive compensation program goals include the following:

•	To establish pay levels that attract, retain and motivate highly qualified executive officers, taking into account overall market competition for such talent;

•	To foster an “ownership mentality” and align the interests of our executive officers with those of our stockholders through long-term equity incentives;

•	To recognize and reward superior individual performance;

•	To balance base and incentive compensation to complement our short-term and long-term business objectives and encourage the fulfillment of those objectives through individual performance; and

•	To provide compensation opportunities based on the Company’s performance.

The Compensation Committee believes that these goals are equally appropriate for our non-executive officers, and has established that annual incentive bonuses and equity grants be included as fundamental elements of their compensation. As a result, the Compensation Committee determined that, beginning in 2008, the compensation of certain of the Company’s non-executive, management-level employees include an element directly tied to the Company’s achievement of its forecasted annual pre-tax earnings per share on a fully-diluted basis (“EPS”), which was subsequently revised to adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as this was deemed a better gauge of the performance of those non-executive, management-level employees.

Broad-Based Compensation Data

Prior to entering into employment agreements with certain of our executive officers in February 2005, under which their base salaries were established, our then governing board of advisors (prior to our reorganization as a Delaware corporation) engaged Mercer Human Resource Consulting (“Mercer”) to provide broad-based third-party survey data regarding base salary, annual incentive bonuses, long-term incentive compensation and other elements of executive remuneration for each of our executive officer positions, and recommendations for contracts between us and our executive officers. Based on Mercer’s data and recommendations at that time, the Company entered into employment agreements with three-year initial terms — through February 9, 2008 — with Mr. Suriyakumar, then our President and Chief Operating Officer (now our Chairman, President and Chief Executive Officer), and Mr. Roy, our Chief Technology Officer, setting their respective base salaries within approximately 10% of the salaries proposed by Mercer. We did not adjust the base salaries for Messrs. Suriyakumar and Roy during the initial three-year terms of their employment agreements.

In 2009, the Compensation Committee considered updated broad-based compensation data for executive officers of similarly-sized companies compiled by Mercer from its 2009 US Global Premium Executive Remuneration Suite and Watson Wyatt’s 2009/2010 Survey Report on Top Management, consisting of general survey data regarding base salary, target short-term incentives, target total cash compensation and total direct compensation.

The Compensation Committee used this updated survey data in assessing the Company’s then-current executive compensation program and comparing it to compensatory market conditions.

Compensation Consultant; Peer Group Benchmarking

The Compensation Committee has the authority to engage its own advisors. In November 2010, the Compensation Committee directly retained the services of Lyons, Benenson & Company (“Lyons Benenson”), an independent compensation consulting firm, to conduct an executive compensation review to ensure the effectiveness and competitiveness of the Company’s executive compensation program. Other than services requested by the Committee, Lyons Benenson does not provide any services to the Company.

With the assistance of Lyons Benenson, the Compensation Committee identified a group of peer companies to use in assessing the Company’s executive compensation programs. The peer group was comprised of a cross section of publicly-traded companies (including business services and engineering companies) considered comparable to the Company in terms of revenue, market capitalization and net income and consisted of the following companies:

APAC Customer Services Inc.	G&K Services, Inc.	Journal Communications Inc.	Schawk, Inc.
Cenveo, Inc.	GSI Commerce, Inc.	MDC Partners Inc.	The Standard Register Company
Consolidated Graphics, Inc.	Harte-Hanks, Inc.	Monster Worldwide, Inc.	TeleTech Holdings, Inc.
Emdeon Inc.	Healthcare Services Group, Inc.	Multi-Color Corporation	Tetra Tech, Inc.
Ennis, Inc.	InnerWorkings, Inc.	Quad-Graphics, Inc.	Vistaprint N.V.

The Compensation Committee reviewed compensation data at peer companies to inform its decision-making process regarding the Company’s executive compensation program. In particular, the Committee used the results of Lyons Benenson’s report in connection with the renewal of employment agreements with Messrs. Suriyakumar and Roy (as discussed in greater detail below).

Elements of Executive Compensation

Our executive compensation program includes the following elements:

•	Base salary

•	Annual incentive bonuses

•	Equity grants

•	Change of control and severance arrangements

•	Optional participation in our employee stock purchase plan

•	Other benefits that are generally available to all of our employees, such as optional participation in our 401(k) program and health, life and disability insurance.

Base Salary

Base salaries for our executive officers are established based on the scope of their respective responsibilities, taking into account competitive market compensation paid by similarly-sized companies for similar positions. We intend that base salaries will provide executive officers with a reasonable and secure standard of living, based on the executive officer’s position within the organization and geographical location.

On July 27, 2007, we amended Mr. Suriyakumar’s employment agreement to extend its term until February 9, 2011 and to appoint him as our President and Chief Executive Officer. Mr. Suriyakumar’s base salary was not increased from that fixed under his original February 2005 agreement when he was President and Chief Operating Officer of the Company.

The term of Mr. Suriyakumar’s employment agreement expired on February 9, 2011. The Compensation Committee recognized the importance of retaining the services of Mr. Suriyakumar as the Company’s President and Chief Executive Officer during the difficult economic conditions that the Company continues to face through the recovery period. As a result, the Compensation Committee considered it critical to properly incentivize

Mr. Suriyakumar to remain in his current position and has renewed his employment agreement for an additional three-year term (ending in February 2014). In light of the fact that Mr. Suriyakumar’s base salary had not been increased from his original base salary as Chief Operating Officer in 2005 , and in recognition of Mr. Suriyakumar’s leadership and contributions to the Company during the recent recession, Mr. Suriyakumar’s base salary was increased from $650,000 per year to $950,000 under his renewed employment agreement, subject to a temporary reduction in base salary in 2011, as described in greater detail below under “Temporary Executive Compensation Program Changes.”

The original term of Mr. Roy’s employment agreement expired on February 9, 2008, but was automatically extended on a year-to-year basis thereafter. On April 17, 2008, we amended Mr. Roy’s employment agreement to extend its term until March 31, 2011 and to increase his base salary from $400,000 to $450,000. In March 2011, Mr. Roy’s employment agreement was further amended to extend the term until March 31, 2014 and increase his base salary from $450,000 to $500,000, subject to a temporary reduction in base salary in 2011, as described in greater detail below under “Temporary Executive Compensation Program Changes.” These increases in base salary were intended to recognize Mr. Roy’s accomplishments in developing our suite of proprietary software products and applying his technological expertise to the reprographics industry in general, and to compensate him, in part, with a base salary that is competitive with compensation paid to comparable executive officers of similarly-sized companies.

When we hired Mr. Mather as our Chief Financial Officer in December 2006, we entered into an employment agreement with a three-year initial term that fixed Mr. Mather’s salary upon the recommendation of the Compensation Committee. In determining Mr. Mather’s base salary, we considered our revenue growth since the date of Mercer’s 2005 report, as well as then-existing market competitive factors to recruit a Chief Financial Officer with experience comparable to Mr. Mather, who served as Chief Financial Officer for another public company until he joined the Company. In April, 2008, we amended Mr. Mather’s employment agreement to extend its term until March 31, 2012 and to increase his base salary from $360,000 to $375,000. As was the case with the increase in Mr. Roy’s base salary, the increase in Mr. Mather’s base salary was intended to reflect base salaries paid by companies of similar size to officers of comparable positions and to acknowledge and reward Mr. Mather’s performance as our Chief Financial Officer, as is consistent with the Company’s compensation objectives and philosophy.

In connection with Dilantha Wijesuriya’s appointment as our Senior Vice President — National Operations in August 2008, his base salary was set at $250,000, which we considered to be competitive with compensation paid to executive officers of similarly-sized companies based on the nature and scope of Mr. Wijesuriya’s position as Senior Vice President — National Operations. In light of Mr. Wijesuriya’s performance of his duties to the Company, including his effective supervision of Company-wide operations, Mr. Wijesuriya was promoted to Chief Operating Officer in February 2011 and his base salary was increased to $350,000. Mr. Wijesuriya has agreed to a temporary reduction in base salary in 2011, as described in greater detail below under “Temporary Executive Compensation Program Changes.”

In response to the general economic downturn, base salaries payable to our executive officers were temporarily reduced in 2009 and 2010 and, in the case of certain executive officers, in 2011. See “Temporary Executive Compensation Program Changes” below for greater details.

Annual Incentive Awards

We utilize annual incentive bonuses to focus corporate behavior on improved financial performance and achievement of specific annual objectives. Our annual incentive bonuses, as opposed to our stock option and restricted stock grants described below, are designed to reward our executive officers for their performance during the most recent fiscal year. We believe that the immediacy of these annual bonuses, in contrast to equity grants vesting over a longer time period, provides a more direct incentive to our executive officers to drive the Company’s current financial performance and meet their respective individual objectives. We intend for our annual incentive bonuses to be an important motivating factor for our executive officers, and we thus apportion a substantial percentage of their total annual compensation to these bonuses.

President and Chief Executive Officer

We adopted the recommendation of Mercer in 2005 in connection with the executive employment agreements signed in February 2005 to base the annual incentive bonuses for our President and Chief Executive Officer solely on year-over-year growth of our pre-tax EPS. We did so based on our belief that a substantial portion of our President and Chief Executive Officer’s anticipated annual compensation should be directly tied to driving earnings — the most important measure of the Company’s performance — and that aligning the interests of Mr. Suriyakumar with the interests of our stockholders in this manner is appropriate, especially since Mr. Suriyakumar is one of our founders and remains among the Company’s largest stockholders.

Under his original employment agreement, Mr. Suriyakumar was entitled to receive an annual incentive bonus in an amount equal to $60,000 for each full percentage point by which our pre-tax EPS for the applicable fiscal year exceeds our pre-tax EPS for the immediately preceding fiscal year by more than 10%, after taking into account the amount of the incentive bonus earned by Mr. Suriyakumar. This bonus structure is maintained under Mr. Suriyakumar’s recently renewed employment agreement to continue to incentivize Mr. Suriyakumar to drive growth in the Company. In light of the continuing downturn in our primary markets, and the low absolute level of our pre-tax EPS, this bonus structure could have potentially resulted in an unusually large percentage change and bonus payment to Mr. Suriyakumar. As a result, the Compensation Committee and Mr. Suriyakumar agreed to include a provision in his renewed employment agreement that the amount of the annual incentive bonus is capped at $4,000,000 per year (plus any amount that is unearned in prior years). Any annual incentive bonus to Mr. Suriyakumar under the amended agreement is payable 70% in cash and 30% in shares of restricted stock. The shares of restricted stock issued to Mr. Suriyakumar under his amended employment agreement will vest at the rate of 25% each year on the first four anniversaries of the date of grant. Under Mr. Suriyakumar’s original employment agreement, his annual incentive bonus was not capped and was payable 100% in cash at Mr. Suriyakumar’s option.

Other Executive Officers

As recommended by Mercer prior to signing employment agreements with our executive officers in February 2005 (and in contrast to the annual incentive bonuses available to our President and Chief Executive Officer), our other executive officers are eligible to earn annual incentive bonuses by successfully meeting individual performance criteria as recommended by the Chief Executive Officer and approved by the Compensation Committee. We intend that these goal-oriented awards be responsive to changing internal and external business conditions and objectives from year to year. Based on the accomplishments of our executive officers in past years, we continue to believe that carefully crafted objectives-based annual incentive bonuses will drive operational and technological success. Accordingly, at the beginning of each fiscal year, objectives are established for each of our Chief Financial Officer, Chief Technology Officer and Senior Vice President — National Operations (now our Chief Operating Officer) against which their actual performance is measured after the end of the relevant fiscal year.

The incentive bonus objectives for our Chief Financial Officer, our Chief Technology Officer and our Senior Vice President — National Operations (now our Chief Operating Officer) are proposed to the Compensation Committee annually by our Chief Executive Officer, and the Compensation Committee reviews and refines the objectives with the Chief Executive Officer. The Compensation Committee also evaluates actual performance of these executive officers with the Chief Executive Officer periodically throughout the year. After fiscal year end, the Compensation Committee conducts a final review with our Chief Executive Officer of the performance of each of these executive officers and approves annual incentive bonuses payable to them.

Chief Financial Officer

For 2010, the Compensation Committee determined that Mr. Mather’s annual incentive bonus objectives were appropriately focused on successfully managing the Company’s overall budgeting and expenses. Mr. Mather’s particular incentive bonus objectives for 2010 included minimum cash collected from the Company’s operating divisions equal to 97.5% of the Company’s EBITDA (before acquisitions, taxes and debt service) for the fiscal year ended December 31, 2010; maintain past due accounts receivable to 10% or less; complete consolidation and standardization of the Company’s medical benefits programs; and complete consolidation of certain administrative functions. (EBITDA is a supplemental measure of the Company’s financial performance that is not required by or presented in accordance with U.S. generally accepted accounting principles. EBITDA is net income before interest, taxes, depreciation and amortization.)

Chief Technology Officer

For 2010, the Compensation Committee determined that Mr. Roy’s annual incentive bonus objectives were tied to development and launch of certain new technology products; and technological implementation of a licensing model for PlanWell, the Company’s flagship document management technology product.

Senior Vice President — National Operations

For 2010, the Compensation Committee determined that Mr. Wijesuriya’s annual incentive bonus objectives, as Senior Vice President — National Operations, were tied to operational implementation of a licensing model for PlanWell; establishment of ten color printing centers; completion of a targeted level of acquisitions in China; and successful implementation of Company-wide cost savings initiatives.

Chief Operating Officer

Mr. Wijesuriya was appointed Chief Operating Officer in February 2011. Mr. Wijesuriya’s employment agreement was amended in connection with his promotion to Chief Operating Officer. Under his amended agreement, Mr. Wijesuriya is eligible to receive an annual incentive bonus up to 100% of his base salary, payable in cash, based on meeting individual performance criteria recommended by our Chief Executive Officer and approved by the Compensation Committee.

In order to provide a long-term incentive component to Mr. Wijesuriya’s compensation as Chief Operating Officer, under his amended employment agreement, Mr. Wijesuriya is also eligible to receive an annual long-term equity incentive award, payable in the form of an annual stock option grant valued at $200,000 (based on the Black-Scholes valuation model) at an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the date of grant. The shares subject to such option grants will vest at the rate of 25% each year on the first four anniversaries of the date of grant.

In response to the general economic downturn in 2009, annual incentive bonuses for executive officers were temporarily eliminated for the 2009 fiscal year. In 2010, payment of annual incentive bonuses to our Chief Financial Officer, Chief Technology Officer and Senior Vice President — National Operations was subject to achievement of specified EBITDA targets. Since those targets were not met, no annual incentive bonuses were paid to our executive officers for the 2010 fiscal year. See “Temporary Executive Compensation Program Changes” below for greater details.

Temporary Executive Compensation Program Changes

In light of prevailing economic conditions in 2009, and in connection with the Company’s overall cost reduction initiative, the employment agreements with our executive officers were amended in March 2009 to provide for voluntary temporary reductions of their respective base salaries from the effective date of the reduction through January 31, 2010 (or, in the case of Mr. Suriyakumar, until his employment agreement is further amended). Under their respective employment agreement amendments, Mr. Suriyakumar agreed to a 50% reduction in base salary and each of Messrs. Mather, Roy and Wijesuriya agreed to a 10% reduction in base salary. In addition, under the employment agreement amendments, each of Messrs. Suriyakumar, Mather, Roy and Wijesuriya agreed to a waiver of the bonus opportunity for the Company’s fiscal year 2009.

Due to continued economic weakness, particularly in the Company’s primary market, the employment agreements with our executive officers were further amended in March and August 2010 to provide for continued temporary 10% and 5% reductions, respectively (for a total temporary reduction of 15%), of their base salaries for the remainder of fiscal year 2010. In addition, under their amended employment agreements, Mr. Suriyakumar agreed to a 25% temporary base salary reduction, Mr. Wijesuriya agreed to a 15% temporary base salary reduction and Mr. Roy agreed to a 10% base salary reduction from the date of amendment of their employment agreements through the remainder of fiscal year 2011 in light of projected continuing challenges in the Company’s primary markets.

Equity Grants

We believe that equity grants provide our executive officers, non-executive officers and other management-level employees with a strong link to our long-term performance, create an ownership culture and closely align the interests of these employees with the interests of our stockholders. The purpose of equity grants is to encourage a long-term view of the Company’s success and to reward achievements with respect to the Company’s strategic goals and financial performance priorities, as well as individual performance. Grants are generally made at a Compensation Committee meeting during the first half of the fiscal year, although the Compensation Committee retains the right to make grants at other meetings if there are questions or open discussion items regarding such grants. We do not decide when to grant equity awards based on our plans for release of material information to the public and we do not time the release of material information to the public based on when we make equity grants.

Stock Options

Our executive officers and our non-executive, management-level employees are eligible to receive stock options pursuant to our stock plan.

Certain options issued to our executive officers in prior years were replaced with options with a lower exercise price in connection with our 2009 stock option exchange program. Details regarding the option exchange program are included in “2009 Stock Option Exchange Program” below and the replacement stock options issued to our executive officers in connection with that program are included in the Summary Compensation Table below.

We did not grant any new stock options to our executive officers in 2010.

2009 Stock Option Exchange Program

Due to then-prevailing market conditions, a large number of our outstanding stock options in early 2009 had an exercise price that was significantly higher than the then-current market price for our common stock which, the Committee believed, may (if continued) reduce the motivational and retention value of this component of employee compensation. In light of this, the Compensation Committee considered and recommended to the board of directors, and the board of directors approved, a stock option exchange program to allow eligible employees who received certain stock option grants the opportunity to exchange those options for replacement stock options at an exercise price equal to the closing price of our common stock on the NYSE on the new option grant date.

The 2009 stock option exchange program consisted of a one-for-one voluntary exchange of outstanding stock options that were granted following our initial public offering (“Eligible Options”). Replacement options issued upon closing of the 2009 option exchange program on May 21, 2009 have a vesting schedule of two years, with 50% of the shares subject to the option vesting on each of the first and second anniversary of the new option grant date. All of our employees (including executive officers) who held Eligible Options were entitled to participate in the stock option exchange program. Members of our board of directors were not eligible to participate in the exchange program.

Restricted Stock Awards

In addition to stock options, our stock plan authorizes us to grant restricted shares of our common stock. We believe that grants of restricted stock rewards exceptional performance by providing to our executive officers an opportunity for immediate ownership of our common stock, while also providing retention value through the imposition of vesting conditions. Restricted stock awards foster an ownership culture and help motivate our executive officers to perform at peak levels across economic and business cycles because the value of these awards is linked to the Company’s long-term performance. The Company determines the performance-based conditions for an award of restricted stock, and the conditions for vesting of restricted shares, as appropriate from time to time.

In October 2009, restricted stock grants were awarded to Mr. Wijesuriya and certain non-executive, management-level employees. These grants were awarded in recognition of the contributions that such employees had made during 2009 and as equity incentive compensation, in part, to replace annual cash incentive bonuses that had been eliminated earlier in 2009. Details regarding Mr. Wijesuriya’s October 2009 restricted stock grant is set forth below in the Summary Compensation Table.

We have reviewed and considered other forms of long-term equity compensation in addition to stock options and restricted stock. Considering the impact of alignment with stockholder interests, accounting costs, perceived value, and cash cost to the Company, we believe that granting long-term equity incentives primarily in the form of stock options and restricted stock, is the best approach for the Company.

Change of Control and Severance Arrangements

We have implemented change of control and severance arrangements for each of our executive officers, including salary and health benefits continuation through specific post-termination periods and accelerated vesting of restricted stock and stock options. We believe that implementing these types of arrangements for our executive officers is an important retention element by providing security against arbitrary termination and that they are appropriate elements of competitive market compensation. Currently, Messrs. Suriyakumar, Roy, Mather and Wijesuriya have change of control and severance arrangements, which are described in the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.

Employee Stock Purchase Plan

We offer all of our employees, including our executive officers, the opportunity to purchase our common stock through a tax-qualified employee stock purchase plan. Under our ESPP, as amended, employees may elect to purchase annually, at a 15% discount (from the closing price of our common stock on the NYSE on the applicable date of purchase), up to the lesser of (a) 2,500 shares of our common stock, or (b) that number of shares of our common stock having an aggregate fair market value of $25,000.

Other Compensation

Our executive officers are eligible to participate in our health, life and disability insurance plans, and our 401(k) plan to the same extent that our other employees are entitled to participate in such plans. In light of prevailing economic conditions in 2009, our 401(k) plan was amended to eliminate the Company’s mandatory matching contribution and to provide for discretionary matching contributions by the Company. This change applies to all 401(k) plan participants, including our executive officers. Our employment agreements with certain of our executive officers also provide for payment of certain perquisites, including car allowances and club membership dues. We believe that these benefits are desirable and appropriate in order to retain talent and remain competitive in the marketplace and are generally consistent with the practices of our peers. Details about these perquisites are included in the Summary Compensation Table.

We have no current plans to further amend the employment agreements with our executive officers (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth therein) or change the levels of benefits provided thereunder.

Summary

After its review of all existing programs, consideration of current market and competitive conditions and alignment with our overall compensation objectives and philosophy, the Compensation Committee believes that the total compensation program for our executive officers is focused on increasing value for stockholders and enhancing the Company’s performance. The Compensation Committee currently believes that a significant portion of compensation of executive officers is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and/or annual incentive bonus measures. The Compensation Committee believes that our executive compensation levels are competitive with compensation programs offered by other companies with which we compete for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Thomas J. Formolo, Chairman
Dewitt Kerry McCluggage
James F. McNulty
Manuel Perez de la Mesa

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal year indicated by our President and Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal financial officer) and our two other most highly compensated executive officers (other than our principal executive officer and our principal financial officer) who were serving as executive officers as of December 31, 2010.

Summary Compensation Table

									Non-Equity
					Stock		Option		Incentive Plan	All Other
		Salary		Bonus	Awards(2)		Awards(2)		Compensation	Compensation		Total
Name and Principal Position(1)	Year	($)		($)	($)		($)		($)	($)		($)

Kumarakulasingam Suriyakumar	2010	574,313	(3)	—	—		—		—	20,706	(4)	595,019
President and Chief Executive Officer	2009	375,000	(5)	—	—		—		—	30,024	(4)	405,024
	2008	650,000		—	—		—		—	19,108	(4)	669,108
Jonathan R. Mather	2010	331,334	(6)	—	—		—		—	15,648	(4)	346,982
Chief Financial Officer	2009	340,672	(7)	—	—		316,062	(8)	—	25,557	(9)	682,291
	2008	369,923		—	916,800	(10)	—		240,000	16,856	(11)	1,543,579
Rahul K. Roy	2010	397,601	(6)	—	—		—		—	45,617	(12)	443,218
Chief Technology Officer	2009	410,365	(7)	—	—		30,346	(8)	—	48,699	(13)	489,410
	2008	446,538		—	—		—		324,000	46,772	(14)	817,310
Dilantha Wijesuriya	2010	208,197	(6)	—	—		—		—	30,692	(15)	238,889
Senior Vice President -	2009	226,923	(7)	—	183,300		86,052	(8)	—	28,905	(16)	525,180
National Operations(17)
	2008	197,692	(18)	—	—		181,893	(19)	285,917	25,915	(20)	691,417

(1)	In addition to our principal executive officer and our principal financial officer, our other “executive officers” (as defined in Rule 3b-7 of the Exchange Act) in 2010 were our Chief Technology Officer, Mr. Roy, and our Senior Vice President — National Operations, Mr. Wijesuriya.

(2)	The amounts shown in this column reflect the fair value at the time of grant by the Company in accordance with FASB ASC 718 to the executive officer. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	Effective January 1, 2010 through December 31, 2010, Mr. Suriyakumar agreed to a 10% base salary reduction. In addition, effective July 24, 2010 through December 31, 2010, Mr. Suriyakumar agreed to an additional 5% base salary reduction.

(4)	Consists of health, life and disability insurance premiums.

(5)	Mr. Suriyakumar agreed to a 50% reduction in the amount of his annual base salary, effective March 7, 2009 until his employment agreement was further amended, effective January 1, 2010.

(6)	Effective February 1, 2010 through December 31, 2010, this executive officer agreed to a 10% base salary reduction. In addition, effective July 24, 2010 through December 31, 2010, this executive officer agreed to an additional 5% base salary reduction.

(7)	Effective February 1, 2009 through January 31, 2010, this executive officer agreed to a 10% reduction in the amount of his annual base salary.

(8)	Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of issuance of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of issuance and the remaining 50% of the shares subject to the option vest on the second anniversary of the date of issuance.

(9)	Consists of 401(k) plan matching contributions of $1,960 and life and disability insurance premiums of $23,597.

(10)	On April 17, 2008, we granted Mr. Mather 60,000 restricted shares of our common stock with an aggregate value of $916,800. One hundred percent of these shares of restricted common stock awarded to Mr. Mather will vest at the end of four years of continuous service to the Company.

(11)	Consists of 401(k) plan matching contributions of $1,840 and life and disability insurance premiums of $15,016.

(12)	Consists of club membership dues of $1,314, car allowance of $23,846, life and disability insurance premiums of $903 and health insurance premiums of $19,554.

(13)	Consists of club membership dues of $2,142, car allowance of $23,846, 401(k) plan matching contributions of $547 and life and disability insurance premiums of $22,164.

(14)	Consists of 401(k) plan matching contributions of $492, life and disability insurance premiums of $19,108, car allowance of $23,846 and club membership dues of $3,326.

(15)	Consists of car allowance of $15,000, and health, life and disability insurance premiums of $15,692.

(16)	Consists of car allowance of $15,000, 401(k) plan matching contributions of $1,960 and life and disability insurance premiums of $11,945.

(17)	Mr. Wijesuriya was appointed Chief Operating Officer on February 25, 2011.

(18)	Mr. Wijesuriya was appointed Senior Vice President — National Operations of the Company effective August 7, 2008, and was paid $102,500 as base salary in this capacity for the remaining portion of fiscal year 2008. Prior to August 7, 2008, Mr. Wijesuriya held a non-executive, senior management position with the Company, for which he was paid $95,192 as base salary.

(19)	On April 18, 2008, as part of his compensation for fiscal year 2008, Mr. Wijesuriya was granted an option to purchase 25,000 shares of our common stock under the Plan, as amended, at an exercise price equal to $15.56, which was the closing price of our common stock on the NYSE on the date of grant. Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of issuance of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of issuance and the remaining 50% of the shares subject to the option vest on the second anniversary of the date of issuance. In addition, on February 19, 2009, Mr. Wijesuriya was granted, as part of his compensation for fiscal year 2008, an option to purchase 13,858 shares of the Company’s common stock under the Company’s Plan, as amended, at an exercise price equal to $6.20, which was the closing market price of the Company’s common stock on the New York Stock Exchange on the date of grant. This option vests 33.33% on each of the first three anniversaries of the grant date, subject to Mr. Wijesuriya’s continued employment with the Company.

(20)	Consists of car allowance of $15,000, 401(k) plan matching contribution of $1,840 and life and disability insurance premiums of $9,075.

Grants of Plan-Based Awards for 2010

No plan-based equity awards were granted to our executive officers during 2010.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information as of December 31, 2010 regarding outstanding equity awards held by the executive officers listed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
									Market
	Number of		Number of				Number		Value of
	Securities		Securities				of Shares		Shares or
	Underlying		Underlying				or Units		Units of
	Unexercised		Unexercised		Option		of Stock that		Stock that
	Options		Options		Exercise	Option	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)

Kumarakulasingam Suriyakumar	—		—		—	—	15,504	(1)	117,675
Jonathan R. Mather	75,000	(2)	75,000	(2)	8.20	05/21/2019	60,000	(3)	455,400
Rahul K. Roy	100,000				5.25	05/10/2012	28,253	(4)	214,440
	224,000				5.25	05/10/2012
	100,000				5.85	05/30/2014
	7,500	(2)	7,500	(2)	8.20	05/21/2019
Dilantha Wijesuriya	7,500	(5)			5.25	05/10/2012	24,000	(6)	182,160
	7,500	(2)	7,500	(2)	8.20	05/21/2019
	6,250	(2)	6,250	(2)	8.20	05/21/2019
	12,500	(2)	12,500	(2)	8.20	05/21/2019
	4,619	(7)	9,239	(7)	6.20	02/19/2019

(1)	Restricted shares remain subject to a reacquisition option in favor of the Company in the event Mr. Suriyakumar’s continuous service to the Company is terminated, which reacquisition option lapses on March 27, 2012.

(2)	Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of issuance of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of issuance and the remaining 50% of the shares subject to the option vest on the second anniversary of the date of issuance.

(3)	On April 17, 2008, we granted Mr. Mather 60,000 restricted shares of our common stock with an aggregate value of $916,800. One hundred percent of these shares of restricted common stock awarded to Mr. Mather will vest at the end of four years of continuous service to the Company.

(4)	These restricted shares remain subject to a reacquisition option in favor of the Company for failure to satisfactorily maintain and enhance our Sub-Hub software product, which reacquisition option lapses on November 10, 2011.

(5)	The option was granted on May 10, 2002 and vested at a rate of 20% on each of the first five anniversaries of the grant date.

(6)	Restricted shares remain subject to a reacquisition option in favor of the Company in the event Mr. Wijesuriya’s continuous service to the Company is terminated. These restricted shares were granted on October 28, 2009 and vest at the rate of 20% on each of the first five anniversaries of the grant date.

(7)	On February 19, 2009, Mr. Wijesuriya was granted an option to purchase 13,858 shares of our common stock under our Plan, at an exercise price equal to $6.20, which was the closing price of our common stock on the NYSE on the date of grant. The option vests at a rate of 33.33% on each of the first three anniversaries of the grant date, subject to Mr. Wijesuriya’s continued employment with the Company.

Option Exercises and Stock Vested in 2010

The following table presents certain information concerning the exercise of options, and vesting of restricted stock held, by each of the named executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 2010. None of our executive officers exercised stock options during the 2010 fiscal year.

Option Exercises and Stock Vested

Stock Awards
Number of Shares
Acquired on Vesting
Name	(#)	Value Realized on Vesting($)

Kumarakulasingam Suriyakumar	—	—
Jonathan R. Mather	—	—
Rahul K. Roy	—	—
Dilantha Wijesuriya	6,000	42,420

Pension Benefits

None of our executive officers participates in, or has account balances in, qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements with our executive officers that require us to provide compensation and other benefits to our executive officers if their employment terminates or they resign under specified circumstances .

The following discussion summarizes the potential payments upon termination of employment pursuant to employment agreements with our executive officers. The amounts specified below assumes that employment terminated on December 31, 2010 and the calculations of the value of equity awards reflect the closing price of our common stock on the NYSE on December 31, 2010.

•	Kumarakulasingam Suriyakumar. If Mr. Suriyakumar is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as defined below), he is entitled to receive: (a) his base salary through the February 9, 2011 expiration of the then-current employment agreement term; (b) continued payment of premiums for him and his eligible dependants to remain covered by our group medical insurance programs, until the earlier of (i) medical insurance coverage being available through another employer, (ii) termination of eligibility for his children under our policies and applicable laws, or (iii) qualification of him and his spouse, in each instance, for Medicare coverage; (c) continued payment of employer-paid benefits, including without limitation, the lease of automobiles, through the February 9, 2011 expiration of the employment agreement term, provided that the annual cost to the Company shall not exceed $10,000; and (d) immediate vesting of any unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2010, payment of all the foregoing in connection with termination of Mr. Suriyakumar’s employment without Cause or for Good Reason would have totaled approximately $189,339. Accelerated vesting of Mr. Suriyakumar’s unvested restricted stock would have resulted in vesting of 15,504 shares of unvested restricted common stock outstanding as of December 31, 2010 with an aggregate market value of approximately $117,675, based on the closing price on the NYSE on that date.

•	Jonathan R. Mather. If Mr. Mather is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as discussed below), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) continued payment of premiums for Mr. Mather and his eligible dependants to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (c) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination; and (d) a pro-rated incentive bonus based on the number of days Mr. Mather is employed with us during the fiscal year in which his employment is terminated. As of December 31, 2010, payment of all of the foregoing in connection with termination of Mr. Mather’s employment without Cause or for Good Reason would have totaled approximately $845,106. Accelerated vesting of Mr. Mather’s outstanding unvested stock options would have resulted in vesting of 75,000 shares of common stock subject to unvested options as of December 31, 2010, with an aggregate market value of $0 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2010). Accelerated vesting of Mr. Mather’s outstanding unvested restricted stock would have resulted in vesting of 60,000 shares of unvested restricted common stock outstanding as of December 31, 2010 with an aggregate market value of approximately $455,400. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2010.

•	Rahul K. Roy. If Mr. Roy is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as defined below), he is entitled to receive: (a) his then base salary through the March 31, 2011 expiration of his then-current employment agreement term; (b) continued payment of premiums for him and his eligible dependants to remain covered by our group medical insurance programs for the period in which he is entitled to continue to receive his base salary; (c) continued payment of employer-paid benefits, including without limitation, automobile leasing, for the period in which he is entitled to continue to receive his base salary; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2010, payment of all the foregoing in connection with termination of Mr. Roy’s employment without Cause or for Good Reason would have totaled approximately $329,527. Accelerated vesting of Mr. Roy’s outstanding unvested stock options would have resulted in full vesting of 7,500 shares of common stock subject to options as of December 31, 2010 with an aggregate market value of approximately $0 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2010). Accelerated vesting of Mr. Roy’s outstanding unvested restricted stock would have resulted in full vesting of 28,253 shares of unvested restricted common stock as of December 31, 2010 with an aggregate market value of approximately $214,440. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2010.

•	Dilantha Wijesuriya. If Mr. Wijesuriya is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as discussed below), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) continued payment of premiums for Mr. Wijesuriya and his eligible dependants to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (c) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2010, payment of all of the foregoing in connection with termination of Mr. Wijesuriya’s employment without cause or for “Good Reason” would have totaled approximately $463,168. Accelerated vesting of Mr. Wijesuriya’s outstanding unvested stock options would have resulted in vesting of 35,489 shares of common stock subject to unvested options as of December 31, 2010, with an aggregate fair market value of approximately $12,842 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2010). Accelerated vesting of Mr. Wijesuriya’s outstanding unvested restricted stock would have resulted in full vesting of 24,000 shares of unvested restricted common stock as of December 31, 2010 with an aggregate market value of approximately $182,160. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2010.

The severance payments and benefits described above are only payable if the executive officer executes and delivers to us an agreement releasing us and our related parties for all claims and liabilities that the executive officer may have against us and our related parties.

Under each of our employment agreements with Messrs. Suriyakumar, Roy, Mather and Wijesuriya:

•	“Cause” means a willful refusal to perform the duties set forth in the agreement or as delegated to him, gross negligence, self dealing or willful misconduct injurious to the Company, fraud or misappropriation of our business and assets, habitual insobriety or use of illegal drugs, any felony conviction or guilty plea that harms the reputation or business of the Company, or material breach of the employment agreement or any material policy of the Company.

•	“Good Reason” means a material change in his respective duties and responsibilities set forth in the employment agreement, without his written consent, a reduction in his compensation, other than as expressly provided in the employment agreement, a material breach by the Company of any other material terms of the employment agreement, or a change of control, as a result of which he is not offered the same or comparable position in the surviving company, or within 12 months after accepting such position, he is terminated without Cause, or he terminates his employment for Good Reason, as provided in the employment agreement. In addition, under Mr. Mather’s agreement, termination for Good Reason includes termination resulting from relocation of his principal office to a site greater than 50 miles from Glendale, California. Each of our executive officers entered into amendments to their respective employment agreements in 2009, and 2010, and Messrs. Suriyakumar, Wijesuriya and Roy entered into amendments in 2011 in connection with temporary reductions in base salary, thereby voluntarily waiving any claim for termination for Good Reason due to a temporary base salary reduction in those fiscal years.

•	“Change of Control” means: (a) our being merged with any other corporation, as a result of which we are not the surviving company or our shares are not exchanged for or converted into more than 50% of the voting securities of the merged company; (b) our sale or transfer of all or substantially all of our assets; or (c) any third party becoming the beneficial owner in one transaction or a series of transactions within 12 months, of at least 50% of our voting securities

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee from January 2010 to December 2010 were Messrs. Formolo, McCluggage, McNulty and Perez de la Mesa. No member of our Compensation Committee during the last fiscal year (i) was, during fiscal year 2010, an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors, executive officers, 5% beneficial owners and their affiliates have engaged in transactions with us in the ordinary course of business. We believe these transactions involved terms comparable to terms that would be obtained from an unaffiliated third party at the times the transactions were consummated. The following is a description of these transactions during our fiscal year ended December 31, 2010.

Related Party Real Property Leases

During our fiscal year ended December 31, 2010, we were a party to real property leases with entities owned by our former Chairman of the board and greater-than-5% stockholder, Mr. Chandramohan, and our current Chairman of the board, President and Chief Executive Officer, Mr. Suriyakumar, for eight of our facilities located in Los Angeles, California, San Jose, California, Irvine, California, Sacramento, California, Oakland, California, Gaithersburg, Maryland, Costa Mesa, California and Monterey Park, California. These facilities are leased to us under written lease agreements between us and Sumo Holdings Los Angeles, LLC, Sumo Holdings San Jose, LLC, Sumo Holdings Irvine, LLC, Sumo Holdings Sacramento, LLC (for both Sacramento and Oakland, California facilities), Sumo Holdings Maryland, LLC, Sumo Holdings Costa Mesa, LLC, and Dieterich-Post Company, respectively. Messrs. Chandramohan and Suriyakumar are the only members of each of the Sumo Holdings limited liability companies and collectively own 85% of the outstanding shares of Dieterich-Post Company.

Under these real property leases, we paid these entities rent in the aggregate amount of $1,519,000 in 2010. We were also obligated to reimburse these entities for certain real property taxes and the actual costs incurred by these entities for insurance and maintenance on a triple net basis.

Consulting Agreement

Effective January 1, 2008, we entered into a consulting arrangement with Sathiyamurthy Chandramohan, the former Chairman of our board of directors, which arrangement was subsequently memorialized in a written consulting agreement between the Company and Mr. Chandramohan. The term of the consulting agreement expired on June 30, 2010. Pursuant to the consulting agreement, we engaged Mr. Chandramohan to provide consulting services to the board and such other matters as the board may request. Pursuant to the consulting agreement, Mr. Chandramohan was entitled to receive $27,083.33 per month in consulting fees during the term of the agreement.

Policies and Procedures Regarding Related Transactions

The real property leases described above were originally entered into by us between November 17, 1997 and September 23, 2003. Our board of directors determined that, as of the February 2005 closing of our initial public offering, we would not enter into any arrangements to lease any additional facilities from Messrs. Chandramohan and Suriyakumar or their affiliates. Our board of directors reviews and approves the renewal terms for any existing real property leases and requires that any extensions will not be approved if the proposed base rent exceeds the then-existing fair market rate in the applicable geographic market. Our Chief Financial Officer reviews relevant market data to ensure that lease term base rent for any extension term does not exceed the fair market rate and is authorized to consult with and retain the services of professionals, as necessary, to determine prevailing market rental rates.

In addition to the guidelines regarding real property leases, guidelines adopted by our board of directors require that the board review and approve any proposed transaction with any principal stockholder, director, or executive officer, including their affiliates and other related persons. Pursuant to these guidelines, our board of directors reviewed and approved the compensation under the consulting agreement with Mr. Chandramohan described above.

Indemnification Agreements

We have entered into, and expect to continue to enter into, indemnification agreements with our directors and executive officers that provide indemnification under certain circumstances for acts and omissions that may not be covered by any directors’ and officers’ liability insurance. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers’ and directors’ insurance if available on reasonable terms.

Registration Rights Agreement

On April 10, 2000, we entered into a registration rights agreement with Messrs. Chandramohan and Suriyakumar, and with certain other holders of our common stock and holders of warrants to purchase our common stock, including entities affiliated with our director, Mr. Formolo, and our former director, Mr. Code, which registration rights agreement was amended as of December 29, 2004. Currently, the registration rights agreement is only in effect with respect to shares held by Messrs. Chandramohan and Suriyakumar (or entities in which they control a majority of voting shares), which are entitled to certain rights with respect to the registration of such shares under the Securities Act. These registration rights are summarized below.

Piggyback Registrations.  If we propose to register any of our equity securities under the Securities Act (other than pursuant to a demand registration of registrable securities or a registration on Form S-4 or Form S-8) for us or for holders of securities other than the registrable securities, we will offer the holders of registrable securities the opportunity to register their registrable securities.

Conditions and Limitations; Expenses.  The registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We will pay the registration expenses of the holders of registrable securities in demand registrations and piggyback registrations in connection with the registration rights agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and certain officers of the company and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of ARC’s common stock. Such directors, officers and greater-than-10% stockholders are required to furnish us with copies of the Section 16(a) reports they file. The SEC has established specific due dates for these reports, and ARC is required to disclose in this report any late filings or failures to file.

Based solely on our review of copies of the Section 16(a) reports received or written representations from such officers, directors and greater-than-10% stockholders, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were complied with during the fiscal year ended December 31, 2010.

ADDITIONAL INFORMATION

Householding

Under rules adopted by the SEC, we are permitted to deliver a single set of any proxy statement, information statement, annual report and prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to receive a separate proxy card or voting instruction card.

The Company is not householding for those stockholders who hold their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports, proxy statements, information statements and prospectuses for your respective accounts, then please contact our corporate secretary c/o American Reprographics Company, 535 North Brand Boulevard, Suite 900, Glendale, California 91203, Attention: Jonathan R. Mather, Secretary, telephone (818) 500-0225.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household received a single proxy statement and annual report for this year, but you would like to receive your own copy this year, please contact our corporate secretary c/o American Reprographics Company, 535 North Brand Boulevard, Suite 900, Glendale, California 91203, Attention: Jonathan R. Mather, Secretary, telephone (818) 500-0225, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voting instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Stockholder Proposals for the 2012 Annual Meeting

In order to present a proposal at our 2012 annual meeting, a stockholder must comply with the specific requirements set forth in our Second Amended and Restated Bylaws, including the requirement to provide notice in writing to our corporate secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day before the one-year anniversary of our 2011 annual meeting of stockholders. The stockholder’s notice must include the specific items set forth in our Second Amended and Restated Bylaws. If a stockholder submits a proposal pursuant to our bylaws, we are not required to include that proposal in our proxy materials for the 2012 annual meeting of stockholders.

In order to submit a proposal for inclusion in our proxy materials for the 2012 annual meeting of stockholders, a stockholder must comply with the deadline and requirements under Rule 14a-8 of the Exchange Act.

You may contact our corporate secretary c/o American Reprographics Company, 535 North Brand Boulevard, Suite 900, Glendale, California 91203, Attention: Jonathan R. Mather, Secretary, telephone (818) 500-0225 to request a printed copy of the relevant provision of our Second Amended and Restated Bylaws regarding the requirements for presenting stockholder proposals at our annual meetings of stockholders.

Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers file electronically with the SEC. The SEC’s internet site is www.sec.gov.

Our internet address is www.e-arc.com. You can access our Investors webpage through our internet site, www.e-arc.com, by clicking on the “Investors” link at the top of the page. We make available free of charge, on or through our Investors webpage, our proxy statements, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also make available, through our Investors webpage, statements of beneficial ownership of our equity securities filed by our directors, officers, 10% or greater stockholders and others under Section 16 of the Exchange Act. The reference to our website address does not constitute incorporation by reference of the information contained in the website and should not be considered part of this document.

A copy of our Code of Conduct, as defined under Item 406 of Regulation S-K, including any amendments thereto or waivers thereof, our Corporate Governance Guidelines, and board committee charters can also be accessed on our website www.e-arc.com, by clicking on the “Investors” link at the top of the page and then selecting “Corporate Governance” from the Investors webpage. Our Code of Conduct applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Controller. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on our internet site.

You can request a printed copy of these documents, excluding exhibits, at no cost, by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

YOUR VOTE AT THIS YEAR’S ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

By order of the Board of Directors,

Jonathan R. Mather
Chief Financial Officer and Secretary

March 22, 2011

APPENDIX A

American Reprographics Company 2005 Stock Plan, as amended

AMERICAN REPROGRAPHICS COMPANY

2005 STOCK PLAN

Adopted: January 10, 2005
Approved By Shareholders: February 3, 2005
Termination Date: January 10, 2015

1.	Purposes.

(a) Eligible Stock Award Recipients.  The persons eligible to receive Stock Awards are Employees, Directors and Consultants. Only Non-Employee Directors are eligible to receive Options under Section 8.

(b) Available Stock Awards.  The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Purchase Awards, (v) Restricted Stock Awards, and (vi) Restricted Stock Unit Awards.

(c) General Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards, to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates and to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in the value of the Common Stock.

2.	Definitions.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Annual Meeting” means the annual meeting of the stockholders of the Company.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” has the meaning ascribed to that term in Section 12(a).

(e) “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional and material violation of any contract or agreement between the Participant and the Company or any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets or (v) such Participant’s gross misconduct. The determination that a termination is for Cause shall be made by the Company in its discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no impact upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more members of the Board appointed by the Board in accordance with Section 3(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means American Reprographics Company, a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who (i) is engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services or (ii) is serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(o) “Director” means a member of the Board.

(p) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(q) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Entity” means a corporation, partnership or other entity.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the New York Stock Exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “IPO Date” means the effective date of the initial public offering of the Common Stock.

(x) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(dd) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation”, and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ee) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ff) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(gg) “Plan” means this American Reprographics Company 2005 Stock Plan, as amended and restated.

(hh) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(ii) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(jj) “Restricted Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(kk) “Restricted Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Purchase Award evidencing the terms and conditions of a Restricted Stock Purchase Award grant. Each Restricted Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(ll) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(d).

(mm) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(nn) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(oo) “Securities Act” means the Securities Act of 1933, as amended.

(pp) “Stock Appreciation Right” means a right to receive the appreciation of Common Stock that is granted pursuant to the terms and conditions of Section 7(a).

(qq) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Stock Award” means any right granted under the Plan, including an Option, a Stock Appreciation Right, a Restricted Stock Purchase Award, or a Restricted Stock Unit Award.

(ss) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(tt) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(uu) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (1) the reduction of the exercise price of any outstanding Option under the Plan, (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (A) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (B) a Stock Appreciation Right, (C) a Restricted Stock Purchase Award, (D) a Restricted Stock Award, (E) a Restricted Stock Unit Award, (F) cash and/or (G) other valuable consideration (as determined by the Board, in its discretion), or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(iv) To amend the Plan or a Stock Award as provided in Section 13.

(v) To terminate or suspend the Plan as provided in Section 14.

(vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(vii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer.  The Board may delegate to one or more Officers of the Company the authority to do one or both of the following: (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Stock Awards and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees of the Company; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(u)(ii) above.

(e) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	Shares Subject To The Plan.

(a) Share Reserve.  Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate five million (5,000,000) shares of Common Stock plus an automatic annual increase to be added on the first day of the fiscal year of the Company for a period beginning on the first day of the fiscal year that begins on January 1, 2006, and ending on (and including) the first day of the fiscal year that begins on January 1, 2010, equal to the least of the following amounts: (i) one percent (1%) of the Company’s outstanding shares of Common Stock on the day preceding the first day of the applicable Company fiscal year (rounded to the nearest whole share), (ii) three hundred thousand (300,000) shares of Common Stock, or (iii) an amount as may be determined by the Board.

(b) Reversion of Shares to the Share Reserve.  If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant shall remain available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan. For purposes of qualification under Section 422 of the Code, notwithstanding anything to the contrary in this Section 4(b) and subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued as Incentive Stock Options shall be six million five hundred thousand (6,500,000) shares of Common Stock. In addition, the aggregate maximum number of shares of Common Stock that may be issued as Restricted Stock Awards shall be ten percent (10%) of the total of the Company’s outstanding shares of Common Stock, as determined with respect to each Restricted Stock Award at the time such award is granted.

(c) Source of Shares.  The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	Eligibility.

(a) Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Shareholders.  A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted Options or Stock Appreciation Rights covering more than five hundred thousand (500,000) shares of Common Stock during any calendar year.

(d) Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

6.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.  The Board shall determine the term of an Option; provided however that, subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(b) Exercise Price of an Option.  Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Consideration.  The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable law, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company (either by actual delivery or attestation) of other Common Stock at the time the Option is exercised, (2) by a “net exercise” of the Option (as further described below), (3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds or (4) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Participant. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise”, (ii) shares actually delivered to the Participant as a result of such exercise and (iii) shares withheld for purposes of tax withholding.

(d) Transferability of an Incentive Stock Option.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Transferability of a Nonstatutory Stock Option.  A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(g) Termination of Continuous Service.  In the event that an Optionholder’s Continuous Service terminates (for reasons other than Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement). If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h) Extension of Termination Date.  An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (for reasons other than Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(i) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement). If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Death of Optionholder.  In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(d) or 6(e), but only within the period ending on the earlier of (i) the expiration of the term of such Option as set forth in the Option Agreement or (ii) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement). If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k) Termination for Cause.  In the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(l) Early Exercise.  The Option may include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	Provisions Of Stock Awards Other Than Options.

(a) Stock Appreciation Rights.  Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock

Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical, provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation.  Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of:

(aa) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over

(bb) an amount (the strike price) that will be determined by the Board at the time of grant of the Stock Appreciation Right, which amount shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted.

(ii) Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its discretion, deems appropriate.

(iii) Exercise.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv) Payment.  The appreciation payable in respect of a Stock Appreciation Right may be paid only in the form of Common Stock. In addition, neither the Company nor any Affiliate may enter into any agreement or arrangement providing for its purchase of Common Stock delivered on exercise of a Stock Appreciation Right.

(v) Term.  The Board shall determine the term of a Stock Appreciation Right; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(vi) Deferral of Compensation.  A Stock Appreciation Right may not include any feature for the deferral of compensation other than the deferral of recognition of income until the Participant’s exercise of such Stock Appreciation Right.

(b) Termination of Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(c) Restricted Stock Purchase Awards.  Each Restricted Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Purchase Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Purchase Award Agreements need not be identical, provided, however, that each

Restricted Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price.  At the time of the grant of a Restricted Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Restricted Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Restricted Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii) Consideration.  At the time of the grant of a Restricted Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Restricted Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Restricted Stock Purchase Award shall be paid either: (i) in cash at the time of purchase or (ii) in any other form of legal consideration that may be acceptable to the Board and permissible under the Delaware General Corporation Law.

(iii) Vesting.  Shares of Common Stock acquired under a Restricted Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Purchase Award Agreement. At the Board’s election, the repurchase right may be at the least of: (i) the Fair Market Value on the relevant date or (ii) the Participant’s original cost. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise determined by the Board or provided in the Restricted Stock Purchase Award Agreement.

(v) Transferability.  Rights to purchase or receive shares of Common Stock granted under a Restricted Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Purchase Award Agreement, as the Board shall determine in its discretion, and so long as Common Stock awarded under the Restricted Stock Purchase Award remains subject to the terms of the Restricted Stock Purchase Award Agreement.

(d) Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, but each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  A Restricted Stock Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate.

(ii) Vesting.  Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service shall be forfeited under the terms of the Restricted Stock Award Agreement.

(iv) Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(e) Restricted Stock Unit Awards.  A Restricted Stock Unit Award shall be denominated in units equivalent to a number of shares of Common Stock and shall represent a promise to pay the value of such units upon vesting. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board shall impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its discretion, deems appropriate.

(ii) Payment.  A Restricted Stock Unit Award, net of any withholding obligations, may, to the extent vested, be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iii) Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award after the vesting of such Restricted Stock Unit Award.

(iv) Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

8.	Non-Employee Directors’ Nonstatutory Stock Option Program.

Without any further action by the Board, automatic Option grants shall be made under the Plan in accordance with this Section 8 to Non-Employee Directors who meet the criteria specified in Section 8(a). All Options granted under this Section 8 shall be Nonstatutory Stock Options and shall be in such form as may be approved by the Board, subject to the provisions of the Plan and Section 8.

(a) Non-Discretionary Grants.  Without any further action of the Board, on the date of each Annual Meeting, commencing with the first Annual Meeting on or after the IPO Date, each person who is then a Non-Employee Director shall be automatically granted a Nonstatutory Option having a value (on the date of grant) equal to $50,000 of the annual cash compensation (excluding Committee fees) then payable by the Company to such Non-Employee Director, for his or her service as Non-Employee Director since the later of: (i) the last preceding Annual Meeting, or (ii) the date on which such person is elected or appointed for the first time to be a Non-Employee Director. For this purpose, the value of an Option, and thus the number of shares of Common Stock granted under such Option, shall be determined under the Black-Scholes option pricing formula, and any fractional shares shall be rounded to the nearest whole number of shares.

(b) Option Provisions.  Each Option granted under this Section 8 shall include (through incorporation by reference in the Option or otherwise) the substance of each of the provisions of Section 6, except that no Option granted under this Section 8 shall be exercisable after the expiration of ten (10) years after the date on which it was granted and the exercise price of each Option granted under this Section 8 shall be one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

9.	Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

10.	Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11.	Miscellaneous.

(a) Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Shareholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights.  Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Company may in its discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; or (iii) by such other method as may be set forth in the Stock Award Agreement.

12.	Adjustments Upon Changes in Stock.

(a) Capitalization Adjustments.  If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), then (i) the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b) and the maximum number of securities subject to award to any person pursuant to Section 5(c) and (ii) the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service; provided however that, the Board may, in its discretion, cause some or all Stock Awards to be fully vested, exercisable and/or no longer subject to repurchase (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company), if any, in connection with such Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue all such outstanding Stock Awards or substitute similar stock awards for all such outstanding Stock Awards, then with respect to Stock Awards that have been not assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Stock

Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

(d) Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

13.	Amendment of the Plan and Stock Awards.

(a) Amendment of Plan.  Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy applicable law.

(b) Shareholder Approval.  The Board, in its discretion, may submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards.  The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the agreement evidencing a Stock Award, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14.	Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

15.	Effective Date of Plan.

The Plan shall become effective immediately upon the date on which membership units of American Reprographics Holdings, L.L.C., a California limited liability company, are contributed to the Company, but no Stock Award shall be exercised (or, in the case of Restricted Stock Awards, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.	Choice of Law.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

AMERICAN REPROGRAPHICS COMPANY
2005 STOCK PLAN

Amendment No. 1

Adopted: May 22, 2007

Effective May 22, 2007, the American Reprographics Company 2005 Stock Plan (the “Plan”) is amended as follows:

1. Section 8 of the Plan, entitled “Non-Employee Directors’ Nonstatutory Stock Option Program,” in restated its entirety to read as follows:

8. Non-Employee Directors’ Restricted Stock Award Program.

Without any further action by the Board, automatic grants of Restricted Stock Awards will be made under the Plan in accordance with this Section 8 to Non-Employee Directors who meet the criteria specified in Section 8(a). All Restricted Stock Awards granted under this Section 8 will be in such form as may be approved by the Board, subject to the provisions of the Plan and Section 8.

(a) Non-Discretionary Grants.  Without any further action of the Board, on the date of each Annual Meeting, commencing with the Annual Meeting in 2007, each person who is then a Non-Employee Director will be automatically granted a Restricted Stock Award for a number of shares of Common Stock having a then Fair Market Value equal to $60,000, which award will vest at a rate of 1/12 per month after the date of the Annual Meeting following the Non-Employee Director’s completion of Continuous Service.

(b) Restricted Stock Award Provisions.  Each Restricted Stock Award granted under this Section 8 will include (through incorporation by reference in the Restricted Stock Award or otherwise) the substance of each of the provisions of Section 7(d).

2. Section 2(u) of the Plan is restated in its entirety to read as follows:

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the New York Stock Exchange, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

AMERICAN REPROGRAPHICS COMPANY
2005 STOCK PLAN

Amendment No. 2

Adopted: May 2, 2008

Effective May 2, 2008, the American Reprographics Company 2005 Stock Plan (the “Plan”) is amended as follows:

1. Section 8(a) of the Plan is restated in its entirety to read as follows:

(a) Non-Discretionary Grants.  Without further action of the Board, on the date of each Annual Meeting, commencing with the Annual Meeting in 2008, each person who is then a Non-Employee Director will be automatically granted a Restricted Stock Award for a number of shares of Common Stock having a then Fair Market Value equal to $60,000, which award will vest 100% twelve (12) months after the date of grant.

AMERICAN REPROGRAPHICS COMPANY
2005 STOCK PLAN

Amendment No. 3

Adopted: February 19, 2009

Effective April 30, 2009, the American Reprographics Company 2005 Stock Plan, as amended (the “Plan”) is further amended as follows:

1. Section 8(a) of the Plan is restated in its entirety to read as follows:

(a) Non-Discretionary Grants.  Without further action of the Board, on the date of each Annual Meeting, commencing with the Annual Meeting in 2009, each person who is then a Non-Employee Director will be automatically granted a Restricted Stock Award for that number of shares of Common Stock having a then Fair Market Value equal to $50,000, which award will vest 100% twelve (12) months after the date of the Annual Meeting, subject to the Non-Employee Director’s Continuous Service.

AMERICAN REPROGRAPHICS COMPANY
ATTN: Tracey Luttrell
1981 N. BROADWAY, STE 385
WALNUT CREEK, CA 94596
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01	K. Suriyakumar 02 Thomas J. Formolo 03 Dewitt Kerry McCluggage 04 James F. McNulty 05 Mark W. Mealy
06	Manuel Perez de la Mesa 07 Eriberto R. Scocimara

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2011.		☐	☐	☐

3	Approval, by non-binding advisory vote, of executive compensation disclosed in the 2011 proxy statement.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		1 year	2 years	3 years	Abstain

4	Approval, by non-binding advisory vote, of the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5.			For	Against	Abstain

5	Re-approval of the American Reprographics Company 2005 Stock Plan for the purposes of Section 162(m) of the Internal Revenue Code.		☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

AMERICAN REPROGRAPHICS COMPANY

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

4/28/2011 9:00 a.m. PDT
The undersigned hereby appoints Jonathan R. Mather, Chief Financial Officer and Secretary of ARC, and Kumarakulasingam Suriyakumar, the Chairman of the Board, Chief Executive Officer, President and a director of ARC, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of American Reprographics Company held by the undersigned on March 10, 2011, at the annual meeting of stockholders to be held at the Diablo Country Club, 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 28, 2011, at 9:00 a.m. PDT, and at any postponements or adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to vote as directed by the undersigned as to those matters set forth on the reverse side hereof. If no directions are given, this Proxy will be voted “FOR” all of the director nominees named on the reverse side under Proposal 1, “FOR” Proposals 2 and 3, for “three years” for Proposal 4 and “FOR” Proposal 5. The above named proxies will vote in their discretion on all other matters that are properly brought before the annual meeting. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.
Continued and to be signed on reverse side